UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The Committee for Aerojet Rocketdyne Shareholders and Value Maximization (the “Committee”) is disclosing the Plaintiffs’ Pretrial Brief and the Defendants’ Pretrial Brief, both filed on May 25, 2022, in In re Aerojet Rocketdyne Holdings, Inc., C.A. No. 2022-0127-LWW, as additional soliciting materials.

Important Information

This communication is being sent in our individual capacity, and not on or behalf of Aerojet Rocketdyne, Inc (the “Company”). No Company resources were used in connection with these materials. Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran (the “Incumbent Directors”) have filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies at a special meeting of stockholders of the Company. The Incumbent Directors will furnish the definitive proxy statement to its stockholders, together with a WHITE proxy card shortly.

STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PRELIMINARY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement, any amendments or supplements to the proxy statement and other documents that the Incumbent Directors file with the SEC from the SEC’s website at www.sec.gov. The Incumbent Directors, together with Gail Baker, Marion Blakey, Charles Bolden and Deborah Lee James, may be deemed participants in the solicitation of proxies from stockholders. Information about the participants is set forth in the preliminary proxy statement filed by the Incumbent Directors on May 20, 2022.

Contact:

D.F. King & Co., Inc.

Edward T. McCarthy / Tom Germinario

AJRD@dfking.com

Committee’s Website:

https://maximizeajrdvalue.com/

EFiled: May 25 2022 01:35PM EDT Transaction ID 67657703 Case No. 2022-0127-LWW

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

)
IN RE AEROJET ROCKETDYNE	)	C.A. No. 2022-0127-LWW
HOLDINGS, INC.	)	PUBLIC VERSION FILED
	)	MAY 25, 2022

PLAINTIFFS’ PRE-TRIAL BRIEF

A. Thompson Bayliss (#4379)	Peter J. Walsh, Jr. (#2437)
Michael A. Barlow (#3928)	Matthew F. Davis (#4696)
Eliezer Y. Feinstein (#6409)	Abraham C. Schneider (#6696)
Samuel D. Cordle (#6717)	Patrick A. Lockwood (#6851)
ABRAMS & BAYLISS LLP	POTTER ANDERSON & CORROON LLP
20 Montchanin Road, Suite 200	1313 North Market Street
Wilmington. Delaware 19807	Hercules Plaza, 6th Floor
(302) 778-1000	Wilmington, DE 19801 (302) 984-6000
Attorneys for Plaintiff Warren G. Lichtenstein	Attorneys for Plaintiffs James R. Henderson, Audrey A. McNiff and Martin Turchin

TABLE OF AUTHORITIES

Page(s)

Cases

In re Aerojet Rocketdyne Holdings, Inc., C.A. No. 2022-0127-LWW (Del. Ch. May 3, 2022)	60

Applied Energetics, Inc. v. Farley, 239 A.3d 409 (Del. Ch. 2020)	51

Aveta Inc. v. Bengoa, 986 A.2d 1166 (Del. Ch. 2009)	56

Bamford v. Penfold, L.P., 2020 WL 967942 (Del. Ch. Feb. 28, 2020)	62

City of Fort Meyers Gen. Emps’ Pension Fund v. Haley, 235 A.3d 702 (Del. 2020)	61

City of Wilm. v. Gen. Teamsters Local Union 326, 321 A.2d 123 (Del. 1974)	56

DiSabatino v. Salicete, 671 A.2d 1344 (Del. 1996)	56

Hack v. BMG Equities Corp., 1991 WL 101848 (Del. Ch. June 12, 1991)	51

Hall v. Search Capital Grp., Inc., 1996 WL 696921 (Del. Ch. Nov. 15, 1996)	64

Havens v. Attar, 1997 WL 55957 (Del. Ch. Jan. 30, 1997)	55

HMG/Courtland Props., Inc. v. Gray, 749 A.2d 94 (Del. Ch. 1999)	61

Hollinger Int’l v. Black, 844 A.2d 1022 (Del. Ch. 2004)	61

Jagodzinski v. Silicon Valley Innovation Co., LLC, 2012 WL 593613 (Del. Ch. Feb. 14, 2012)	56, 60

Kalisman v. Friedman, C.A. No. 8447-VCL (Del. Ch. May 14, 2013)	62

Kirby v. Kirby, 1987 WL 14862 (Del. Ch. July 29, 1987)	62

Klaassen v. Allegro Dev. Corp., 106 A.3d 1035 (Del. 2014)	61

Magness v. Krewson, 2004 WL 877348 (Del. Ch. Apr. 15, 2004)	60

Miller v. Steller Enters., Inc., 1980 WL 6432 (Del. Ch. Dec. 22, 1980)	56

Mills Acquisition Co. v. Macmillan, Inc., 559 A.2d 1261 (Del. 1989)	61

OptimisCorp v. Waite, 137 A.3d 970 (Del. 2016)	50, 62

Palisades Growth Capital II, L.P. v. Backer, 2020 WL 1503218 (Del. Ch. Mar. 26, 2020)	62

Pearl City Elevator, Inc. v. Gieseke, C.A. No. 2020-0419-JRS (Del. Ch. Sept. 11, 2020)	60

Plainfield Special Situations Master Fund Ltd. v. Solidus Networks Inc., C.A. No. 3308-VCS (Del. Ch. Oct. 23, 2007) (ORDER)	51, 53, 55

Schoon v. Troy Corp., 2006 WL 1851481 (Del. Ch. June 27, 2006)	64

Thorpe v. CERBCO, Inc., 676 A.2d 436 (Del. 1996)	61

TR Invs., LLC v. Genger, 2009 WL 4696062 (Del. Ch. Dec. 9, 2009)	56, 57, 59

v

Triton Constr. Co. v. E. Shore Elec. Servs., Inc., 2009 WL 1387115 (Del. Ch. May 18, 2009)	60

In re WeWork Litig., 250 A.3d 901 (Del. Ch. 2020)	62

Rules & Statutes

8 Del. C. § 141	61

8 Del. C. § 141(a)	50

8 Del. C. § 141(b)	50, 51

Ct. Ch. R. 70(b)	55, 56

PRELIMINARY STATEMENT

Aerojet Rocketdyne Holdings, Inc. (“Aerojet” or the “Company”) has an eight-member board of directors that is split down the middle. The board factions are now pitted against one another in a proxy contest. Four incumbent directors support a slate led by Executive Chairman Warren Lichtenstein (the “Lichtenstein Slate”). Four others support a slate led by CEO Eileen Drake (the “Drake Slate”).

This litigation began after members of the Drake Slate caused the Company to issue a press release and SEC filings in the Company’s name without board authorization. The press release and SEC filings disclosed the existence of a confidential internal investigation and disparaged Lichtenstein. Plaintiffs sought a temporary restraining order prohibiting the use of the Company’s name or resources in the election contest without proper authorization. Plaintiffs’ sought a narrow form of order confirming that half of an evenly divided Board may not seize for itself the power to use Company resources to discredit the other half.

Discovery has revealed a disturbing drama that begins with backstabbing and deception among directors and their advisors, including by lawyers who ultimately recommended litigation against their own clients. The curtain falls with outright contempt of Court.

At the time they issued the press release, Defendants wrongly believed that serving as a candidate for election on a stockholder-nominated slate was a

“hostile” act that threatened the Company and somehow justified subterfuge. The Company’s advisors knew better, yet they energetically assisted Defendants’ unauthorized use of the Company’s name, personnel and resources to strike at their fellow directors ahead of the anticipated proxy contest. To keep their machinations secret until their chosen moment, lawyers representing a six-member committee continued to advise all six directors, while secretly plotting with three of them to surprise their colleagues with negative press and possibly litigation.

After seeing the press release and SEC filings (but without recognizing the depth of the deception), Plaintiffs sought a temporary restraining order. In response, while professing confidence the litigation was meritless, the Company’s advisors rushed to secure retainers and contractual commitments before the Court could rule. After the Court issued a bench ruling in Plaintiffs’ favor but before it entered an implementing order, Defendants continued to use Company resources for their proxy contest.

Just days ago, this Court compelled Defendants to produce initially withheld documents demonstrating that, even after this Court entered its formal order prohibiting use of the Company’s resources in the proxy contest, Defendants continued to use the Company’s personnel, funds, credit, outside advisors, confidential information and other resources to secure an electoral advantage. Their actions were deliberate, egregious and inexcusable.

Plaintiffs seek post-trial relief sufficient to level the playing field in the proxy contest, which has been marred by Defendants’ misconduct. Plaintiffs also seek an order holding Defendants in contempt for defying this Court’s temporary restraining order.

STATEMENT OF FACTS

I.	THE COMPANY AND KEY PLAYERS

Nominal party Aerojet is a Delaware corporation with its principal place of business in California. JX-0382 at 9. Aerojet makes rocket engines for space, defense, civil and commercial applications. Id. at 3. Its stock trades on the New York Stock Exchange as “AJRD.” Id. at 20. As of May 17, 2022, Aerojet had a market capitalization of approximately $3.25 billion. JX-0626.

The Company has an eight-member Board of Directors (the “Board”). JX-0577 at 4. Plaintiffs and Defendants each constitute half the Board.

A.	The Parties

Plaintiff Warren G. Lichtenstein has served as a director since 2008. JX-0586 at 5. He served as Chairman of the Board from 2013 to 2016 and as the Company’s Executive Chairman since 2016. JX-13. Since the time Lichtenstein became a director of the Company, the Company’s stock price has risen by approximately 300%. PTO ¶5.

Lichtenstein is the Executive Chairman of Steel Partners Holdings GP Inc., the general partner of Steel Partners Holdings L.P. (“Steel Holdings” and together with its affiliates, “Steel”), a global diversified holding company that engages or has interests in a variety of operating businesses through its subsidiary companies. Id.; JX-0245 at 17.

Steel first invested in a Company predecessor, GenCorp, in approximately 2000. PTO ¶5. An indirect subsidiary of Steel Holdings, together with certain other affiliates, beneficially owns 3,949,496 shares, constituting approximately 4.9% of the Company’s outstanding stock. JX-0570 at 2, 18.

Plaintiff Audrey A. McNiff has served as a director since 2020. JX-0586 at 6. She serves on the Corporate Governance & Nominating Committee. McNiff 154-55. McNiff is a Trustee of the Ann Romney Center for Neurologic Diseases at the Brigham and Woman’s Hospital, and she serves on the board of directors and as Vice Chair of Finance of the John A. Hartford Foundation. JX-0586 at 7. McNiff was formerly a Partner and the Global Head of Foreign Exchange Sales and Derivatives Prime Brokerage at The Goldman Sachs Group, Inc. Id. at 6.

Plaintiff Martin Turchin has served as a director since 2008. Id. at 7. He serves on the Audit Committee and the Corporate Governance & Nominating Committee. JX-0585 at 2. Turchin is a non-executive Vice Chairman of CBRE Group, Inc., a commercial real estate services and investment firm. JX-0586 at 7.

Plaintiff James R. Henderson has served as a director since 2008. Id. He serves as the Chairman of the Audit Committee and also serves on the Corporate Governance & Nominating Committee. JX-0585 at 2. Henderson previously served as the Chief Executive Officer of Armor Express, a manufacturer and distributor of body armor systems, from 2018 to 2021. JX-0586 at 4.

Plaintiffs Lichtenstein, McNiff, Turchin and Henderson are members of the Lichtenstein Slate. See JX-0245 at 19.

Defendant Eileen Drake, whom Lichtenstein recruited and mentored, has served as the Company’s Chief Executive Officer (“CEO”) and President since June 2015. JX-0586 at 3. Prior to those roles, she served as the Company’s Chief Operating Officer, a role for which Lichtenstein proposed her, from March 2015 to June 2015. Id.; Drake 292.

Defendant Thomas Corcoran has served as a director since 2008. JX-0586 at 3. He is the Chairman of the Corporate Governance & Nominating Committee and serves on the Organization & Compensation Committee. JX-0585 at 2.

Defendant Kevin Chilton has served as a director since 2018. JX-0586 at 2. He is Chairman of the Organization & Compensation Committee. JX-0585 at 2.

Defendant Lance Lord has served as a director since 2015. JX-0586 at 5. He serves on the Audit Committee and the Organization & Compensation Committee. JX-0585 at 2.

Defendants Drake, Corcoran, Chilton and Lord are all members of the Drake Slate. See JX-0476 at 2.

Directors Chilton, Corcoran, Henderson, Lord, McNiff and Turchin together comprise the “Non-Management Directors.” The Company’s public filings have identified all of the Non-Management Directors as independent since each joined the Board. See, e.g., JX-0032 at 18 (“Besides Mr. Lichtenstein and Ms. Drake, all of the Company’s Directors are independent….”); JX-0006 at 17 (“[E]ach of the

Board’s nominees, other than Mr. Seymour, has been determined to be ‘independent’…”); see also JX-0148 (reflecting consensus that all six Non-Management Directors are “independent”); JX-0241 (February 1 press release referencing a “committee of independent directors” that included all six Non-Management Directors).

B.	The Company’s Bankers

Citigroup Global Markets Inc. (“Citi”) and Evercore Group L.L.C. (“Evercore”) are the Company’s financial advisors. They were retained in connection with the Company’s potential merger with Lockheed Martin Corp. (“Lockheed”). JX-0026; JX-0027.

Citi and Evercore act as the Company’s financial advisors on a wide variety of issues. Both banks’ engagement letters provide that their engagements expire fifteen months after the letter date, but both engagement letters included twelve-

month tail provisions. JX-0026 at 7; JX-0027 at 6. Precisely because of these tail provisions, Defendants and their lawyers at Gibson Dunn & Crutcher LLP (“GDC”) determined that it would be unnecessary to bring in new bankers for the Company. See JX-0390; JX-0389 (confirming that Citi and Evercore could continue as the Company’s financial advisors without “requiring entry into a new letter agreement for services.”).

C.	The Executive Chairman and the CEO

A year after Drake became CEO, the Board created the position of Executive Chairman to oversee her. JX-0016 at 19. The Board appointed Lichtenstein to the role, recognizing that “Lichtenstein’s financial acumen, knowledge of the Company, and business contacts are valuable as an executive in a management capacity.” Id.; see JX-0013. Drake’s employment agreement requires her to report directly to Lichtenstein as Executive Chairman. See JX-0023 at §1(a); JX-0591; Drake 288. Drake has resented Lichtenstein’s oversight ever since. See infra 8-13, 15-19.

II.	THE FAILED LOCKHEED DEAL – THE DRAKE-LICHTENSTEIN RELATIONSHIP DETERIORATES

A.	The Lockheed Deal

In early 2020, members of Aerojet management began discussing a potential business combination with Lockheed.    JX-0030 at 40. In July 2020, Lockheed

proposed to acquire the Company for $47.50 per share in cash, and merger negotiations began. Id. at 42.

Lichtenstein and Drake disagreed over the negotiation process with Lockheed and some of the proposed terms. Lichtenstein pressed Drake to solicit other bidders and to negotiate for certain target-friendly terms. JX-0562 at 23; see Chilton 24:25-25:15. Drake resisted this approach. JX-0562 at 23; see Chilton 24:21-24 (agreeing that there were “disagreements between Mr. Lichtenstein and Ms. Drake about negotiations with Lockheed”); Corcoran 18:18-22 (acknowledging “some tension between the two of them”).

The relationship between the two began to deteriorate when Drake threatened to resign in October 2020 and take the entire senior management team with her unless Lichtenstein relented. McNiff 113:4-13 (stating that Drake “threatened to leave numerous times” and that “at various board meetings . . . she talked about just taking her team and leaving”); id. 114:4-11 (“[W]e thought she was so serious about it because … many of us had received phone calls from the then general counsel, Arjun Kampani, indicating that he had spoken to Eileen, and Eileen was willing to leave the firm for the right economic benefit.”); Henderson 125:14-24 (confirming understanding that “[Drake], in sum and substance, had conversations with the other directors about how she would have a hard time working for Warren if the deal didn’t go through and therefore she would resign”);

Lichtenstein 130:17-19 (“There was a time when she told the board that she was going to leave and take her management team with her.”).

On October 26, 2020, the Company’s Organization and Compensation Committee (“O&C Committee”) met to discuss succession planning. JX-0562 at 13.    Drake remained non-committal about whether she would stay with the Company absent the merger. See JX-0047 at 1, 10 (Talent Review and Succession Planning presentation leaving “Risk of Departure” blank for Drake). She told the directors they would face litigation if they did not approve the Lockheed transaction and that she and the management team might leave. JX-0562 at 13; McNiff 45:20-46:12.

On December 19, 2020, the Board unanimously approved a merger agreement with Lockheed (the “Merger Agreement”) contemplating payment of $56.00 per share in cash. JX-0030 at 57. At a special meeting of stockholders held on March 9, 2021, the Company’s stockholders approved the Merger. JX-0031 at 2. Steel cast all of its votes in favor of the transaction. PTO ¶35.

The Merger remained subject to review by the Federal Trade Commission (“FTC”). As market concern about regulatory approval mounted, the Company’s stock traded significantly below the Merger price. See JX-0590.

B.	Drake Seeks to Undermine Lichtenstein and Create a Record

The relationship between Lichtenstein and Drake continued to deteriorate. Lichtenstein’s focus on contingency planning and concern about whether the Merger would secure FTC approval infuriated Drake, who was concerned with closing the transaction and securing a potential $25 million payout. See Corcoran 16-21; JX-0021 (“[Drake] is emotional and concerned that [Lichtenstein] is trying to undermine her”); JX-0577 at 30; JX-0032 at 59; JX-0023 at §7(d); Drake 285.

The deterioration worried the Board, which met on May 5, 2021 in executive session. See JX-0033 at 7, 10; JX-0021; Corcoran 60; Lord 84:19-20 (testifying that it was important to “[t]urn the temperature down”). Fearing that the Board might replace her (when in fact the Board was actually looking to reduce tension), Drake began to create a paper trail to invoke in a possible retaliation lawsuit. JX-0021 at 4, 6.

On May 10, 2021, Drake sent Arjun Kampani, the Company’s general counsel, a letter titled “Memorandum for Record” (the “May 10 Memo”). JX-0034. Drake complained that she had been excluded from the May 5, 2021 Board meeting. JX-0034 at 2. Drake ranted that Lichtenstein “lack[ed] … integrity, [had] self-serving financial motives, and attempt[ed] to prevent the [Lockheed] transaction.” Id. Drake also alleged that Lichtenstein had leaked news of their difficult working relationship because he was “laying the ground work with the board … to remove [her] as CEO so he [could] pursue his strategy and personally benefit financially.” Id. at 3.

Kampani provided the May 10 Memo to every director except Lichtenstein. Dkt. 138 at 24; see JX-0038 at 2. When asked whether she sought an investigation, Drake admitted that she was simply “creating a record.” JX-0021 at 1-4; McNiff 173-74; JX-0248 at 2; JX-0046 at 2.

Drake began to disparage Lichtenstein in communications with directors she thought would be sympathetic, while casting shade on the others. See JX-0037 (“I believe the three of us, outside counsel, and Tom Corcoran are all aligned that it would be a bad decision to put [McNiff] on this committee given her personal relationship to Warren.”). On May 22, 2021, Drake wrote to Chilton, Corcoran and Lord, complaining that “Warren is obviously ‘looking for an issue’” and that “it’s very obvious he is retaliating against members of the management team – and mostly me.” JX-0040 at 2.

On May 23, 2021, Drake aired her grievances against Lichtenstein in a speech to the O&C Committee (Chilton, Corcoran and Lord). JX-0041. After receiving the May 10 Memo approximately a week after it was sent, Lichtenstein responded by letter dated May 25, 2021. JX-0043. Lichtenstein denied any wrongdoing and affirmed his commitment to the Lockheed Merger. Id.

As the FTC’s review of the Merger extended into the summer of 2021, the Company’s stock price fell further.    JX-0590. Lichtenstein began to push the management team to engage in contingency planning in case the Merger failed to close. See, e.g., JX-0051 at 3; JX-0058 (“[W]hile we all of course continue to fully support the transaction, as a board it is also appropriate that we be prepared in the unfortunate circumstance that the transaction is not approved.”); JX-0062 (“We will also have the management team begin to focus on action items in the event the deal is not approved.”); JX-0073.

Drake refused to entertain the possibility the Merger would fail and raised a litany of excuses to avoid contingency planning.    See JX-0051 (“He can’t start calling daily meetings and disrupting us.”); JX-0062 (“I’m not focusing on anything but getting this deal done….”); Lord    57-59.1 To get her way, Drake worked to assure the Board that regulatory approval was imminent. JX-0064 at 2; JX-0562 at 26.2

[1]

Drake enlisted Kampani, who claimed that the Merger Agreement somehow prevented the Board from engaging in contingency planning. JX-0059 at 2 (Kampani sending a “summary of our obligations and restrictions under our Merger Agreement” to Lichtenstein and stating that “internal contingency planning … is premature and comes with some risk”); see JX-0057.

[2]

At his deposition, Lord could not name any steps Drake took to engage in contingency planning (Lord 56), acknowledged contingency planning would not violate the merger (Lord 63), and admitted Drake opposed contingency planning (Lord 57-59).

When Lichtenstein asked for regular Board updates on the regulatory approval process and proposed a discussion about contingency planning, Drake complained that Lichtenstein was “continu[ing] to put the company at risk,” claimed she was “unavailable for his requested meetings,” and “highly encourag[ed that] they don’t take place.” JX-0058; JX-0054 (email recounting how Drake called to “vent about Warren’s recent behavior”); see JX-0053. When Kampani reported Lichtenstein’s proposed revisions to a Board update about “FTC review” and “next steps,” Drake responded: “Yup. Focus on the negative.” JX-0064; see JX-0052 (“He’s becoming a nuisance again.”). Drake ultimately refused to meet or speak with Lichtenstein without the participation of other directors or senior managers, despite her obligation to report to Lichtenstein under her employment agreement. See JX-0055; JX-0562 at 15; JX-0082.

C.	Drake and Kampani Orchestrate the Guidance Memo

On September 2, 2021, Drake sent another letter to Kampani titled “Memorandum of Record” (the “September 2 Memo”), claiming Lichtenstein intended to become CEO if the Merger failed to close. JX-0070. Drake complained about Lichtenstein’s focus on contingency plans and speculated they would somehow subject the Company to derivative litigation. Id.

Though the Company’s SEC filings identified all members of its Board except Drake and Lichtenstein as “independent directors,”3 Drake instructed Kampani to keep the September 2 Memo secret from half the Board. See JX-0077.

At Drake’s direction, Kampani shared the September 2 Memo with only three of the six independent directors—Drake’s perceived allies. JX-0077.4 Kampani then worked with outside counsel to convince all six independent directors to approve a written warning to Lichtenstein (the “Guidance Memo”). Henderson 155-56; JX-0085 at 2 (outlining plan for employment counsel to “urge the board to send a letter asking [Lichtenstein] to stop”); JX-0086 (Jenner & Block LLP (“Jenner”) commenting on Guidance Memo); JX-0088; See JX-0106 at 2.

Although the Company had previously retained Morris Nichols Arsht & Tunnell LLP (“MNAT”) to represent all six independent directors (see JX-0048), Kampani worked with MNAT to prepare the Guidance Memo without sharing it with at least three of them. JX-0085; JX-0087.

Kampani then drafted and sent the Guidance Memo to Lichtenstein as if from the entire committee of independent directors, without first sharing it or the

[3]	See, e.g., JX-0032 at 18; JX-0006 at 17.
[4]

Concurrently, Kampani recognized that all six were independent. See JX-0092 (“Please post this document in diligent to the independent board members view only. That’s Henderson, Turchin, McNiff, Chilton, Lord and Corcoran only.”)

September 2 Memo with Henderson, McNiff or Turchin. Henderson 155; McNiff 184. Four days later, Henderson, McNiff and Turchin finally received a copy of the September 2 Memo. See JX-0106 at 2. They were flabbergasted and requested that it be shared with Lichtenstein. Turchin 154. In his response, Lichtenstein denied any and all wrongdoing and explained that contingency planning was appropriate given the uncertainties regarding the FTC and Drake’s intentions if the Merger fell through. JX-0091 at 2.

D.	Drake’s Defiance and Scheming Continues

Throughout September 2021, Drake continued to stonewall Lichtenstein’s requests for meetings and contingency planning. See JX-0074 (“I’m not starting with him with a million questions again.”); JX-0084 (“I’m not having the call.”); JX-0082 (“I have no intention of scheduling the meeting.”); JX-0056 (“I’m not having a 1:1 with him.”); JX-0079 (complaining that Lichtenstein “continues to distract the management team with his increasingly aggressive focus on deal termination scenarios” and “premature contingency planning demands”); JX-0076 (“I’m not going to continue to have my team answering constant questions.”).

The Board agreed Ms. Drake’s conduct was insubordinate. JX-0562 at 15; see Lord 82. Corcoran volunteered to tell Drake she had to comply with the Company’s governance guidelines. JX-0562 at 15. Corcoran agreed the Company needed a contingency plan and suggested the Company plan for Drake’s exit if the Lockheed Merger failed to close. See Corcoran 30, 36.

Meanwhile, Drake continued to undermine her fellow directors. On September 20, 2021, Drake lobbied to suspend the O&C Committee’s policy of permitting other directors to attend its meetings. JX-0101 at 2 (“Marty, Audrey and Jim are not independent members due to their long standing personal and/or business relationships with the Executive Chairman”).5

On October 6, 2021, Drake sent yet another letter titled “Memorandum for Record” (the “October 6 Memo”)—this time to the full Board except Lichtenstein. JX-0107; JX-0108 at 2. According to Drake, she had received a “disturbing” call from an unidentified industry colleague, who told Drake that Lichtenstein had asked if the individual was interested in being CEO of the Company. JX-0107.

Drake expected management to take her side and lashed out if she felt her complaints did not meet an appropriately serious response. On October 7, 2021, Andreas Wagner, the Company’s Chief HR Officer, emailed Drake to “acknowledge receipt of [her] report” and “thank [her] for coming forward with [her] October 6, 2021 report of conduct that [she] found inconsistent with the Company’s policies.” JX-0108 at 1-2.

[5]	The O&C Committee is the one committee comprised solely of Drake’s allies on the Board (Corcoran, Chilton and Lord).

Drake was furious, shooting back that, “[a]s the CEO, [she] [found] this impersonal, standard response insulting – it sounds like its addressed to a junior employee on the factory floor.” JX-0108. Drake claimed that her October 6 Memo “ha[d] nothing to do with conduct [she] [found] inconsistent with the Company’s policies” but instead was “about the Executive Chairman continuing to harass [her], openly talking about replacing [her] and openly talking negatively about the LM transaction and putting this company at risk.” Id.

Hours later, Wagner reported to Lichtenstein that “the Company received a report alleging that certain of your conduct has been inconsistent with our policies” and was looking into the issue. JX-0111 at 2. Lichtenstein denied wrongdoing and noted that his “fiduciary duty to the Company and its stakeholders … includes contingency planning and succession planning.” JX-0111. Lichtenstein requested that, “if the Board elect[ed] to conduct an investigation into these allegations,” “independent counsel selected by the Board” [should] conduct the investigation, and he expressed his “strong[ ] support” for “such an investigation.” Id.

E.	The Confidential Internal Investigation

On October 13, 2021, the Board formed a committee of the six independent directors (the “Non-Management Committee”) to investigate Drake’s allegations against Lichtenstein (the “Investigation”). JX-0113.6 The Board also authorized a subcommittee consisting of Corcoran and Lord to hire independent counsel to conduct the investigation, while reserving further decision-making to the Non- Management Committee.7 Id.; Corcoran 15, 66-67.

The Non-Management Committee retained MNAT and Weil, Gotshal & Manges LLP (“Weil”). Corcoran 68. Lichtenstein cooperated with the Investigation, including by sitting for an interview on February 2, 2022. JX-0281; see JX-0534 at 2; Chilton 88-89.

F.	The December 10, 2021 Board Meeting

Throughout fall 2021, discussions about the Company’s future absent a deal with Lockheed became increasingly fraught. The Directors expressed concern that the Merger would not obtain regulatory approval and pressed for contingency plans. JX-0111; JX-0078; JX-0093.

Ahead of a Board meeting on December 10, 2021, management provided what it described as a strategic plan addressing the possibility the Merger would

[6]

The Non-Management Committee included all six Non-Management Directors because everyone on the Board recognized their independence. See JX-0148; Corcoran 65-66. Though MNAT represented all six directors, it originally proposed a committee of only three of them: Chilton, Corcoran and Lord. JX-0648 at 2. MNAT apparently made that original proposal to accommodate a private request from Drake. See JX-0652.

[7]	Lord later resigned from the subcommittee. Corcoran 63-64.

not close. Dkt. 138 at 26. Trial testimony will confirm that the directors concluded management’s plan was inadequate and disappointing.

When the Board convened for the December 10 meeting, Lichtenstein noted that regulatory changes had inflated the operating free cash flow metric used in the Company’s STIP, which in turn had triggered a $5 million increase in management’s bonus pool unrelated to the Company’s performance. See JX-0117 at 1, 3. Several directors expressed surprise, acknowledged that they did not realize that the regulatory changes had resulted in a windfall to management, and questioned the team about transparency. See id.

On December 15, Drake sent another “Memorandum for Record” (the “December 15 Memo”). Id. at 3. Drake claimed that Lichtenstein’s comments about the STIP payout calculations were “inaccurate” and “unnecessarily provocative.” Id.

III.	THE BOARD SPLITS INTO FACTIONS

A.	The January 24 Board Meeting and the FTC Lawsuit

In January 2022, Lichtenstein and Corcoran discussed Corcoran’s continued service on the Board. JX-0127. On January 21, 2022, Corcoran confirmed that he had decided not to seek re-election to the Board for “personal reasons.” Id.; see Corcoran 76, 78-79. Although Defendants now claim that Lichtenstein targeted Corcoran because of his role in the Investigation, that makes no sense. Corcoran was only one of six directors on the Non-Management Committee, and the subject never came up during their discussions. See Corcoran 77:10-12 (“Q. Did he ask that the investigation stop in any of those conversations? A. I don’t recall that.”).

On January 21, 2022 Lichtenstein noticed a Board meeting for January 24, 2022 to discuss the Company’s slate of directors for its 2022 annual meeting of stockholders (the “Annual Meeting”). JX-0129 (notice); JX-0131 (agenda). At the Board meeting, Lichtenstein proposed that the Company’s slate include all sitting directors except Corcoran, who would not stand for re-election. JX-0139. Drake’s own notes confirm that Corcoran said he decided not to seek reelection “due to personal reasons, not because of Warren’s request.” JX-0136. Drake objected to Lichtenstein’s proposal, and the Board tabled the issue until later that week.

On January 25, 2022, the FTC unanimously determined to reject the Company’s Merger with Lockheed and sued to block it. JX-0142 at 2. Lichtenstein and Steel concluded that they needed to take action to preserve Steel’s rights given the February 5, 2022 deadline imposed by the Company’s advance notice bylaw, absent Board agreement on the Company’s slate if the Merger failed to close. Lichtenstein 232.

B.	The January 27 Board Meeting

On January 25, 2022, Lichtenstein called a special Board meeting for January 27, 2022 to continue the discussion of the Company’s slate. JX-0145

(notice); JX-0144 (agenda). On January 26, 2022, Lichtenstein and Steel proposed an agreement between Steel and the Company. JX-0151 at 2. Steel would forgo its right to nominate directors if the Company agreed that its slate at the Annual Meeting would consist of all the current incumbents except for Corcoran, who would continue to serve but would not stand for re-election. See JX-0151 at 4.

Drake perceived the proposed agreement as fundamentally shifting the Board dynamic against her. She mobilized Kampani and the Company’s multiple outside lawyers to impose conditions unacceptable to Steel. Drake 260-61; see JX-0160; JX-0191 at 2; JX-0182; see also Dkt. 138 at 10 (answer admitting “that the Defendants took steps to protect stockholders and the Company in response to the actions of Mr. Lichtenstein”).

Contemporaneously, Drake indicated she was willing to discuss resigning from the Company, so long as she was provided a generous severance package. McNiff 113-14; JX-0164; JX-0166. Kampani and Wagner worked with GDC, Jenner, Paul Hastings, MNAT and Weil to draft the terms of Drake’s separation. See JX-0164; JX-0166. Chilton called Drake “about her employment.” JX-0187.

IV.	A PROXY CONTEST BEGINS

A.	Steel Nominates a Slate; Defendants Mobilize the Company’s Personnel and Advisors

On January 28, 2022, Steel nominated a slate of seven director candidates for election at the Annual Meeting. JX-0171; JX-0174. Steel’s slate included four incumbent directors (Lichtenstein, Turchin, McNiff and Henderson) and three new director candidates. Representatives of Steel emphasized that Steel remained willing to compromise to avoid a contested election but felt the need to act to protect its rights before the nomination window closed. JX-0163.

Defendants and an army of advisors—all working on the Company’s dime— immediately sprang into action. Defendants deputized Dan Boehle, the Company’s CFO, Kampani and Wagner (senior management), GDC (corporate counsel to the Company), Jenner (the Company’s M&A counsel), Paul Hastings (the Company’s employment counsel), and even MNAT and Weil (counsel to Non-Management Committee) to develop a strategy for fending off the “dissidents” (i.e., four of the Company’s eight directors), including preparing a press release (the “February 1 Press Release”) responding to Steel’s nomination. JX-0238; JX-0195; JX-0182; JX-0200; JX-0208; Drake 263; Chilton 173-76; Boehle 92; Anderson 45-46. Defendants separately mobilized Joele Frank Wilkinson Brimmer Katcher (“Joele Frank”), the Company’s public relations firm, and Evercore, to assist. JX-0197; JX-0228; Anderson 44-45; Lord 197-99; Boehle 175-182. To side-step the Company’s obligation to disclose Corcoran’s decision not to stand for re-election, Kampani reported that, “in light of recent events,” Corcoran was reconsidering. JX-0162.

B.	Defendants Weaponize the Confidential Investigation for Their Own Ends

On the morning of January 29, 2022, Jenner circulated a first draft of the February 1 Press Release. Though the Investigation was ongoing, the draft contemplated disclosure of the Investigation into “potential misconduct” by Lichtenstein. JX-0179. Jenner conceded that it might be “too much” but recommended focus “on what we might be willing to disclose, in order to put pressure on [Lichtenstein] and Steel Partners in the context of our negotiations over the weekend.” Id. (emphasis added); see also JX-0161 (“I am working on a draft disclosure that could put pressure on Warren and team. Will send out later”) (emphasis added).

Instead of acknowledging it was “too much,” GDC revised the release to amplify its focus on Lichtenstein. JX-0180 at 2 (“I tried to shorten and focus on WL”). Kampani supported threatening disclosure of the Investigation to secure concessions from Lichtenstein. JX-0209 (“ask them to retract the notice or we tell them Warren is under investigation”) (emphasis added); JX-0186 (“Warren and team need to understand what we are willing to disclose re the investigation”).

On the evening of January 30, 2022, the Company’s independent directors met. They reached an agreement on the compromise slate Lichtenstein had originally proposed on January 26, 2022, subject to agreement among the parties’ lawyers on certain details and definitive documentation. JX-0219; JX-0221.

Once again, Drake mobilized Kampani and a team of outside lawyers to torpedo any agreement. The lawyers asserted that aspects of Steel’s proposal were unacceptable and that any agreement required Lockheed’s consent. JX-0206; JX-0204. When a representative of Steel suggested that the Company reach out to Lockheed to obtain its consent, Defendants’ team declined to do so. JX-0206.

As of the morning of January 31, 2022, Drake’s departure was still a live option, with Chilton and Kampani discussing her potential “separation package.” JX-0302. But attempts to memorialize the independent directors’ consensus regarding the Company’s slate ultimately broke down. See JX-0211; JX-0182. A Board meeting planned for the evening of January 31 failed to secure a quorum because MNAT circulated draft resolutions just prior to the meeting that did not reflect what Plaintiffs understood to be the parties’ agreement. See JX-0218.

C.	Defendants Act in Secret and Without Authority

On January 31, 2022, the Company’s advisors worked with Defendants to get their feedback on the press release. JX-0199; JX-0232; Moloney 223 (testifying that each of Defendants “were on the call with the press release on a screen … and participated and they approved the issuance”). Acting in concert with Weil and MNAT, Defendants excluded Plaintiffs, even though three of them served on the Non-Management Committee charged with oversight of the Investigation the press release would disclose. JX-0199; JX-0232.

Casting aside their duty of loyalty, counsel for the Non-Management Committee embraced Drake’s narrative that three of their own clients — Henderson, McNiff and Turchin — had become hostile to the Company. See JX-0182 (Weil describing its clients as “insurgent directors” and contemplating communications adverse to them, solely with the remaining directors); JX-0238 (MNAT describing its clients as “dissidents”). While purporting to advise all six independent directors and memorialize their consensus on January 31, 2022, MNAT was in fact plotting with Company counsel to plan “next steps if Steel doesn’t withdraw the notice,” including “Company press release” and even “Make record that dissidents should drop off non-[management] committee?” JX-0238; see JX-0207 (confirming Weil’s support for disclosing Investigation in February 1 Press Release). Instead of seeking authority from the Board or even the Non-

Management Committee, Defendants and the Non-Management Committee’s counsel kept their machinations secret.

At 10:39 a.m. on February 1, 2022, Lichtenstein emailed Kampani (copying the full Board) to remind him that “any press releases or public disclosures by, for or in the name of the Company should be provided to all Board members so that they may review and provide any comments.” JX-0235; JX-0225; JX-0260. Lichtenstein’s request was not a surprise. MNAT had already emphasized that Defendants would need (but did not have) authorization to respond to Steel:

1. Presumably we’ll need board or committee authorization for action in response to Steel’s notice[.]

2. If we’re going to form a committee, we need a board meeting….

3. … all six non-mgmt directors (including the 3 on Steel’s slate) are a committee with authority to decide what action to take as a result of the investigation….

JX-0180 (emphasis added).

GDC, Weil and Jenner all initially agreed with MNAT’s advice regarding the need to create a committee. See JX-600; JX-601. But Defendants ultimately determined to act unilaterally, because GDC anticipated that the Board would not be able to reach agreement on the composition of the committee. See JX-0204 (“After we issue the press release I suggest we try to get consensus among the independents to push out the meeting date to July 26so that the nomination window remains open) … I’m concerned trying to set up a committee will just escalate things and I don’t see a path to agreeing who the members would be.”) (emphasis added).8

After market close on February 1, 2022, Steel amended its Schedule 13D to disclose the nomination of its slate. JX-0245. As planned, without securing Board approval or even providing it prior notice, in violation of Company policy and the Executive Chairman’s request that the Board be afforded an opportunity to review and comment, Defendants retaliated by causing the Company to issue the February 1 Press Release. JX-0241. In pertinent part, the February 1 Press Release stated:

The Company today also confirmed an ongoing internal investigation involving Lichtenstein. The investigation is being conducted under the oversight of a committee of independent directors of the Company, three of whom were not included in SPHG Holdings’ proposed slate of directors. The Company noted that the investigation is not related to the Company’s operations or financial reporting.

The Company believes that Lichtenstein’s decision to cause SPHG Holdings to launch a disruptive proxy contest at this time may ultimately be driven by his personal concerns and desire to secure his board position and gain leverage in the context of the Company’s internal investigation. The Company is disappointed

[8]	Incredibly, MNAT suggested litigation against its own clients if the Board disagreed about the creation of the committee. See JX-0603.

that, at a critical time for the Company, Lichtenstein has decided to take these actions to launch a proxy fight.

Id. (emphasis added).9

As the evening progressed, Drake and the Company’s financial advisors at Evercore and Citi began to prepare her proxy contest response, including a strategy to paint Lichtenstein as an “activist.” See JX-0227; JX-0230. Joele Frank prepared talking points for planned “one-on-one conversations” between Company management and the Company’s stockholders. JX-0236; see also JX-0259.

On February 2, 2022, without the Board’s approval and without providing notice to Plaintiffs, Defendants caused the Company to make two SEC filings enclosing the February 1 Press Release. JX-0277; JX-0276; See JX-0631 (GDC lawyer: “Who at the client should I ask [regarding SEC filings]? I see Arjun and John on your email thread below, and don’t want to loop anyone in who I shouldn’t.”) (emphasis added). Lichtenstein demanded an explanation for these unauthorized acts. JX-0271. Defendants never responded.

[9]

The characterizations of the Company’s purported “beliefs” about Lichtenstein’s conduct contrast with Defendants’ refusal to say anything about the Investigation at their depositions other than to acknowledge its existence. See, e.g., Corcoran 63:2-3; see id. at 61:15-62:24 (repeatedly responding “I have no comment” because “actions of the nonmanagement committee in regard to the investigation at this point are confidential.”); Chilton 70-73; Lord 167.

D.	Defendants Use the Investigation to Their Advantage; Deploy Litigators

After unilaterally disclosing the Investigation without authority, Defendants continued to exploit it to secure an advantage in the anticipated proxy contest. See JX-0256 at 4 (Drake talking points emphasizing that Lichtenstein was “involved in an ongoing internal investigation” and that “Warren’s decision to cause Steel Partners to nominate director candidates at this time may ultimately be driven by his personal concerns.”). Just as Drake and her advisors anticipated, stockholders were concerned. See, e.g., JX-0280. In a call with Mario Gabelli, a key stockholder, Drake “stuck to the script.” Id. When Gabelli “asked if the investigation on Warren is over an issue outside of the company[,]” Drake “read him what was in the press release.” Id.

Defendants determined to open up a second front by unleashing Randy Mastro of GDC. In a letter dated February 3, 2022, Mastro, purporting to write in his “capacity as litigation counsel” for the Company, accused Plaintiffs of “bad faith” actions and attempting to usurp control of the Board. JX-0287 at 2. Defendants never bothered to seek Board authorization to retain GDC as litigation counsel for this purpose, let alone authorization to direct GDC to assert claims against half the Board. See Chilton 197-200.

E.	The February 4 Board Meeting

Defendants hoped that at least one director on the Lichtenstein Slate could be goaded into voting for the creation of a special committee and proposed a Board meeting for the evening of February 2. JX-0240. When Mr. Lichtenstein indicated he would be on a plane, Defendants attempted to convene the Board meeting without him so they could ram through proposed resolutions with a four-to-three majority. See JX-0261 (“[W]e believe it is important to keep the meeting tonight

… We would like to pass the simple set of resolutions Jeff [Wolters of MNAT] has put together (attached) allowing the four of you to operate in light of the proxy contest”). To advance Defendants’ objective, MNAT sought to lull three of its own clients into the mousetrap. See JX-0637 (MNAT strategizing to convince Turchin to attend 2/2 meeting); JX-0638 (MNAT recommending circulation of resolutions “so directors can’t say they didn’t have time”). The ploy would have given the Drake Slate the power to speak on behalf of the Company against their fellow directors, use Company resources to tilt the election in their favor, renegotiate the Lockheed Merger, issue public filings without consulting the Board, and even seize control over the ongoing Investigation. See JX-0287 at 6-7. It might have worked if Henderson, McNiff and Turchin had not realized what was happening and declined to attend. See JX-0296 at 2; JX-0258.

The Board ultimately convened on February 4, 2022, when all directors could attend. Dkt. 138 at 35. Corcoran presented the same one-sided resolutions which would have created an entirely new committee composed of Drakes allies and placed them in complete control. See JX-0287 at 6-7. Without discussion, Chilton moved to adopt these resolutions, and each of Defendants voted in favor. Dkt. 138 at 36. Each of Plaintiffs voted against them, and the motion failed. Id.

Lichtenstein then introduced a more balanced set of resolutions he had circulated the day prior (the “Lichtenstein Resolutions”). JX-0284. If adopted, the Lichtenstein Resolutions would have:

•	confirmed that the Company would remain neutral in the dispute between Plaintiffs and Defendants leading up to the Annual Meeting;

•	specified that no one would be permitted to speak on behalf of the Company or use Company resources to support the election of Plaintiffs or Defendants; and

•	waived the Company’s advance notice bylaw to permit Defendants to assemble and run a competing slate of directors for election at the Annual Meeting.

Id. at 5-6. Counsel for Lichtenstein noted that Lichtenstein would support a revision waiving the advance notice bylaw deadline for all stockholders. PTO ¶71.

A GDC lawyer responded that, while the Lichtenstein Resolutions appeared to be “facially reasonable,” they were nevertheless inappropriate because Plaintiffs had “walked across the street” and “locked arms” with Steel. Dkt. 138 at 38.

According to GDC, Plaintiffs had forfeited their right to have any say in the conduct of the Annual Meeting or related matters. Id.

Lichtenstein moved for a vote on the Lichtenstein Resolutions, and each of Plaintiffs voted in favor. Dkt. 138 at 39. Each of Defendants voted against. Id. Accordingly, the motion failed to carry. Id.

V.	THE LITIGATION

A.	Plaintiffs Seek A TRO; Defendants Engage in Self-Help

On February 7, Plaintiffs initiated this litigation (the “Litigation”) and moved for a Temporary Restraining Order (“TRO”). Plaintiffs sought an injunction against public statements or actions by or in the name of the Company or the use of Company resources in support of any director candidate unless authorized by the Board.

GDC was dismissive. JX-0644. (“Now isn’t that an oxymoron! Aerojet should stay neutral in a proxy contest that was launched against it (the company). Never heard of such a thing!”). Defendants doubled down. Drake emailed multiple stockholders to draw their attention to the February 1 Press Release and the disclosure of the Investigation against Lichtenstein. JX-0308 (BlackRock), JX-0304 (Vanguard), JX-0306 (State Street), JX-0313 (Dimensional), JX-0312 (Geode), JX-0310 (Northern Trust), JX-0309 (Charles

Schwab), JX-0307 (BNY Mellon). Drake even used her company email and signature and purported to speak on behalf of the Company. See id.

Separately, Joele Frank, GDC and Evercore prepared talking points for the Company’s long-time consulting firm Korn Ferry10 to begin its search for Drake’s director candidates. JX-620.

Although outwardly dismissive, GDC recognized that the Court might prevent the Company from paying for GDC’s work for the Drake Slate. On February 7, 2022, GDC sent Kampani a supplemental engagement letter for its “representation of the company” in the Litigation and requested an advance payment of $250,000. JX-0324 at 2-3. By February 9, 2022, the Company had paid the retainer—without the knowledge or consent of the Board. JX-0320; JX-0324. GDC still has the retainer on account.11 Moloney 137-38.

On February 10, 2022, GDC sent Kampani a joint representation agreement (the “Joint Representation Agreement”), which would allow GDC to expand its representation to include Defendants. JX-0324. The agreement stated that GDC “currently represent[ed]” the Company in connection with the litigation and went on to state:

[10]	See JX-0577 at 18.
[11]	Gibson Dunn has continued to submit invoices to the Company for its work for the Drake Slate, amounting to roughly $750,000 for “pre-TRO work” and $1–$2 million “post-TRO.” Moloney 147.

We understand that … Aerojet and you may file litigation against the plaintiffs in the above-captioned lawsuit … You have indicated that you would like the Firm to also represent you … Aerojet has agreed to such joint representation and to pay the Firm’s fees for all such work.

Id. at 18 (emphasis added).

Neither the Board nor any committee authorized GDC’s joint representation of the Company and Defendants or the execution of the Joint Representation Agreement. See Chilton 226-227. Plaintiffs did not learn about the Joint Representation Agreement until Defendants disclosed it over two months later in opposition to Plaintiffs motion to compel.12 See Dkt. 160.

On February 11, 2022, Bloomberg published a news article about the litigation. The article quoted a Company “spokesperson” as describing the Litigation as “meritless.” According to the spokesperson, “[t]he company believes Lichtenstein’s decision to cause Steel Partners to launch a disruptive proxy contest, aggressive litigation and other tactics at this time may ultimately be driven by his personal concerns and desire to secure his board position and gain leverage in the context of the company’s ongoing internal investigation….” JX-0338; see JX-

[12]	Defendants withheld the Joint Representation Agreement in discovery, even though Plaintiffs’ requests sought all documents relating to “the engagement of GDC & Crutcher LLP.” JX-0491 at 21-22.

0329 (Joele Frank preparing response to Bloomberg request for comment for Drake and Company management, with Evercore input).

B.	The Drake Slate Initiates Litigation

On February 11, 2022, Defendants directed GDC and Richards, Layton & Finger, PA (“RLF”) to file a lawsuit on Defendants’ behalf and purportedly on behalf of the Company. The lawsuit accused Plaintiffs of breaching their fiduciary duties and sought the appointment of a custodian, removal of Lichtenstein as a director, and an order disqualifying the Lichtenstein Slate. JX-0334. Although Defendants never sought Board approval for the litigation, they sought and obtained Lockheed’s consent13 under the Merger Agreement, while keeping their fellow directors in the dark. See JX-0300.

C.	Lockheed Terminates the Merger; The Court Grants a TRO

On February 13, 2022, Lockheed terminated the Merger Agreement. In a press release, Lockheed cited the FTC’s lawsuit and explained that “terminating the transaction [was] in the best interest of [its] stakeholders” in light of the FTC’s actions. JX-0348.

On February 15, the Court heard Plaintiffs’ TRO application. After argument, the Court granted a TRO for “[t]he purpose of … retain[ing] the

[13]	Lockheed ultimately consented, but only to litigation to “resolv[e] any deadlock of the AJRD board” and protect “confidential or proprietary information.” JX-0300 at 3.

company’s neutrality regarding its upcoming director elections” and directed the parties to submit an implementing order. Dkt. 38 at 81. The Court noted that “Delaware law contemplates contested elections. Where the board is divided, one half of the board doesn’t get to co-opt the company’s resources to further its campaign. The company must stand neutral.” Dkt. 38 at 79.

Unphased, Drake, Corcoran and Kampani each signed the Joint Representation Agreement after the Court’s ruling granting the TRO. JX-0364. Even though they both attended the TRO hearing, Drake and Kampani signed the Joint Representation Agreement the next day. JX-0367. When media reports cast the TRO ruling as a decision favoring Lichtenstein, Drake contacted Company personnel to “correct the stories.” See JX-0645.

On February 17, 2022, the six independent directors met telephonically in executive session. They agreed that the Company should retain neutral counsel and discussed retaining Paul Weiss. JX-0402 at 1-3. Paul Weiss was a logical choice because the Board had previously reached out to the firm, but it had been unable to assist because one of its partners served on the Lockheed board. Now that the Lockheed Merger was terminated, the independent directors felt that Paul Weiss could serve. Chilton 234-36; McNiff 240; JX-0402.

Drake objected. Chilton 234-35; Corcoran 161-63. She claimed she did not want to undermine Kampani. Chilton 235. Drake’s objection caused her allies to backpedal—going so far as to claim they had never agreed on Paul Weiss. JX- 0402 at 1-3; JX-0640; JX-0396.

Meanwhile, counsel for the parties sparred over the form of order implementing the TRO. Plaintiffs proposed an order that would prohibit either side from using the Company’s name or resources to support the efforts of anyone seeking election at the Annual Meeting. Dkt. 34. Drake and her faction proposed an order that would have allocated $20 million of Company funds to the proxy contest contestants and would have required the Company to fund the litigation Drake’s faction had initiated to disqualify the Lichtenstein Slate. Dkt. 35.

In an effort to persuade the Court to enter Defendants’ form of implementing order, Defendants represented to the Court at least five times that, without Company funding, they would not be able to mount a proxy contest:

“If Defendants are unable to use Company resources in the manner of our proposed order, they will be unable to select and present an alternative slate of nominees and mount a solicitation campaign.

… if Plaintiffs get their way, the stockholders will have but one slate to vote for …

This proxy contest should not end with the signing of Plaintiffs’ proposed TRO.

But there would be no neutrality should Plaintiffs’ TRO be entered. Without resources, the Steel Partners slate will run unopposed.

Without this common-fund approach, Defendants will be unable to fund their own director slate....”

Dkt. 35 at 1-2, 4. Defendants even commissioned an expert report to support their unprecedented ask. JX-0381.14

On February 21, McNiff emailed the independent directors to remind them that they had agreed to hire Paul Weiss as neutral counsel. JX-402 at 3. In response, Defendants Lord and Corcoran suggested the directors should wait to hire Paul Weiss until the Court entered the TRO. Id. at 2. They did not provide any rationale for the delay, nor did they identify any objections to Paul Weiss. When Turchin pressed for neutral counsel to be retained quickly, Lord and Corcoran maintained it would be “premature.” Id. at 1-2.

D.	The Court Enters Plaintiffs’ Proposed Form of TRO

On February 23, the Court issued a letter decision finding that Plaintiffs’ form of TRO was “appropriately tailored to the [C]ourt’s guidance.” Dkt. 40 at 3. The Court observed that Defendants had proposed an order that was “far afield from matters raised at the hearing on the Motion” and inconsistent with the Court’s ruling, which “was intended to maintain the Company’s neutrality regarding the contested director election.” Dkt. 40 at 3. The Court rejected the Director

[14]

Although the parties could not reach agreement on the form of TRO, they did agree that the order should require GDC and RLF to withdraw and that the Company should retain neutral counsel. When the parties submitted competing forms of order on February 18, both forms contained this language. Dkts. 34, 35.

Defendants’ proposals to require the Company to fund up to $20 million of the parties’ proxy solicitation expenses and to require the Company to reimburse the parties’ litigation costs for affirmative claims. Dkt. 40.

VI.	DEFENDANTS DEFY THE TRO

A.	Drake Continues to Rely on Company Personnel and Resources

Drake and her allies violated the Court’s prohibition against unauthorized use of Company resources almost immediately. Throughout the days and weeks following the TRO, Drake continued to work with the Company’s legal advisors (GDC15 and Jenner), its public relations firm (Joele Frank), its bankers (Evercore and Citi) and its consultant (Korn Ferry). See JX-0426 (discussing “action plan” for Drake’s proxy campaign); JX-0410 (discussing agenda for February 24, 2022 call to discuss Drake’s proxy campaign, including “White knights,” “Director search,” “Slate / indemnity / funding framework” and “What is Steel likely to do next?”); JX-0457; JX-0420 (GDC and Evercore discussing “gameplan” for preparing to nominate the Drake Slate); JX-0421 (GDC working with Company in-house counsel to “gather information needed for the nomination process,” including D&O questionnaires); JX-0450 (GDC and Company in-house counsel

[15]	GDC remained Company counsel in the litigation at least until it filed a motion to withdraw on March 9, 2022. See Dkt. 205 at 16.

coordinating regarding D&O questionnaires); JX-0624 (management assisting Korn Ferry with Drake’s director candidate search).

Starting on February 24, 2022, multiple members of management and Company advisors (including GDC, Jenner, Evercore, Citi, and Joele Frank) worked to prepare a letter to stockholders announcing the Drake Slate. JX-0432; see Lord 207-210 (admitting that every advisor included on JX-0432 email thread was a Company advisor); JX-0440; JX-0416; JX-0439.

Defendants and their advisors recognized that the TRO stood in the way of their attempts to advance Drake’s agenda using the Company’s name and resources, but they proceeded anyway. JX-0356 (expressing concern that the planned outreach to stockholders by management and certain Defendants “could easily be read as an attempt to get around the Judge’s ruling”); JX-0409 (Evercore working with Citi to address the “problems” of “[g]etting [Drake’s] slate together” and “[g]etting some[one] to fund the indemnity” in light of the Court’s February 23, 2022 ruling).

Drake remained particularly reliant on Boehle, the Company’s CFO, who helped her contact stockholders using her Gmail account. See JX-0479. GDC partners recognized this was a problem and even suggested adding Boehle as an alternate on the Drake Slate “to get his support on calls, drafts etc. without worrying about ‘no company resources’ language” in the TRO. JX-0455 (emphasis added).

Because they knew Company payments would be traceable, the Drake Slate ultimately decided to market board seats for cash in order to fund their proxy campaign. See JX-0426 (“Strawman terms: $1m for proxy fight, [1] board seat, indemnification of director nominees”); JX-0417.

B.	Drake Moves Shares into Record Name Using Company Resources

Drake and her advisors soon recognized that her proxy contest faced a potentially insurmountable obstacle. Drake was not a stockholder of record, a key requirement for nominating stockholders imposed by the Company’s advance notice bylaw. As time began to run out, Drake and her advisors panicked and dropped any pretense of complying with the TRO.

On the morning of February 25, 2022, multiple members of Company management sent a frenzy of emails to Computershare to help Drake move shares into record name to meet the February 28, 2022 nomination deadline. See generally JX-0473; JX-0589; JX-0592. At 11:32 a.m., Roula Jackson, the Company’s Senior Manager of Compensation, emailed Computershare stating that “[t]his is an urgent matter that we are trying to help resolve.” JX-0437 at 6. Approximately 30 minutes later, Jackson called Computershare to ask whether

Drake could transfer her shares the same day and emphasized that there were “75 people … running around with their hair on fire” and that she “didn’t want to lose [her] job over this.” JX-0589; see JX-0448.

At approximately the same time, Dietrick Miller (the Company’s Associate General Counsel) contacted Computershare explaining he was “[t]rying to untangle all the requests related to our CEO.” JX-0437 at 7. Throughout the day, Wagner (the Company’s Chief Human Resources Officer) pressured Computershare and Drake’s brokers at UBS to satisfy Drake. See, e.g., JX-0437 at 11 (“Audrey, Can you please confirm receipt of the shares as soon as they show up?”); id. at 14 (“Audrey, Can you please confirm receipt?”); id. at 16 (“Jesse, Can you please confirm when you transferred the shares to Eileen’s CS account?”); id. at 19 (telling Computershare and UBS “I would appreciate, if you both could please compare the entry for the transaction so that we ensure that there is absolutely no error in the DRS request”); see also JX-0447.

At no point did Drake contact Computershare regarding her account. Instead, she used Company personnel to pressure Computershare to expedite its work. At her deposition, Drake admitted that she would not “have been able to accomplish the transfer of [her] shares into [her] Computershares account without the assistance of these company employees.” Drake 245. Unbelievably, she claimed that this flurry of work by Company employees was merely an attempt to reset the password to her Computershare account. Drake 233-35.

C.	Drake Nominates a Slate Using Company Resources

On February 28, 2022, just ten days after representing to the Court that “they will be unable to select and present an alternative slate of nominees and mount a solicitation campaign” without Company funding, Drake purported to nominate her own slate of directors for election at the Annual Meeting. JX-0469; see JX-0466.

In a March 1 open letter to stockholders announcing the nominations, the Drake Slate claimed that Plaintiffs had sought to “take control of the Board.” According to the Drake Slate, Steel Partners’ actions were a “disruption” that “threatened to undermine the execution of the business … and dissuade potentially interested parties from considering a strategic transaction with the Company.” JX-0476 at 2.

Meanwhile, Drake and her allies continued to defy the TRO. See, e.g., JX-0470 (Drake and Boehle working with their executive assistants to arrange calls with Blackrock and Reinhart Partners “so we can talk about your new slate.”); Boehle 208. To generate some cash without directly violating the TRO’s prohibitions, Evercore decided to charge the Company for “>$150K in expenses that [the Company] previously wouldn’t allow [Evercore] to bill pending the

[Lockheed] deal closing.” JX-0483; see JX-0604 at 2 (“Arjun previously had pushed back on us sending the invoice, but they (Eileen) shouldn’t object”); JX-0505 at 2 (March 17, 2022 Evercore Invoice for over $210,000). Drake and her allies also entered into contingency fee arrangements with GDC and other counsel, contemplating that the Company would pay for their fees if the Drake Slate succeeds in the proxy contest. Drake 68; Moloney 157; JX-0641.

D.	Defendants Delay Withdrawing GDC and RLF

Although their counsel had agreed to TRO language specifying that GDC and RLF would withdraw and the Company would retain neutral counsel (see Dkt. 41), Defendants viewed that development as an existential threat. See JX-0646 (Drake to GDC: “Jim: on the call, can you explain why Audrey’s proposal to other board members yesterday of having an ‘independent’ Company GC (Paul Weiss) is a bad idea?”); JX-0647 (Drake to GDC: “Audrey’s proposal is not that….it’s the

Fox watching the Henhouse”). To ensure their lawyers controlled the Company’s legal function, Defendants proposed an agreement whereby the parties would stay the litigation, schedule the Company’s Annual Meeting for May 3, 2022, and set a record date of April 4, 2022. JX-0475. Lichtenstein quickly rejected this proposal. See JX-0482.

On March 4, 2022, McNiff followed up with Corcoran, Chilton and Lord to invite joint outreach to Paul Weiss. JX-0493. While waiting for a response to

McNiff’s email, Plaintiffs were surprised to learn that someone had brought in Morrison & Foerster LLP (“M&F”) to advise the Company in connection with the Annual Meeting and Proxy Contest. JX-0488.16

On March 4, Lynn emailed Steel’s counsel and attached an “overview” of what he described as “the Company’s plans with regard to the timing of the Annual Meeting….” JX-0488. The “Company’s plans” were never authorized by (or even presented to) the Board. Disconcertingly, those “plans” were consistent with the Annual Meeting timing previously proposed by Defendants and rejected by Plaintiffs. Steel’s in-house counsel responded to M&F, questioned its authority, and asked for explanations. JX-0490. M&F never responded.

On March 6, 2022 Defendants responded to McNiff’s outreach about Paul Weiss. According to Defendants, they had “great news to share”: they were “prepared to dismiss all pending litigation and accept the TRO as a final judgment.” JX-0493. According to Defendants, “[t]his [would] obviate the need for the company to hire any counsel under the TRO.” Id.

On March 7, 2022, Defendants filed a Motion for Entry of a Final Order and Judgment (the “Final Order Motion”) as well as a Notice of Dismissal of Defendants’ claims. Dkts. 56, 55. The Final Order Motion omitted the existing

2540-5969000

[16]	M&F’s June 2019 engagement letter covered certain “corporate and securities matters.” JX-0022 at 2. The Board did not authorize an expansion to cover the Annual Meeting or the proxy contest.

TRO’s requirement that the Company retain independent counsel approved by at least five directors. Dkt. 56.

On March 8, Plaintiffs moved to enforce the TRO. Dkt. 63. On March 9, GDC and RLF finally moved to withdraw as Company counsel. Dkt. 70. On March 13, 2022, Plaintiffs sought leave to supplement their Complaint. Dkt. 75.

On March 22, 2022, the Court heard oral argument on Defendants’ Final Order Motion, Plaintiffs’ Motion for Leave to Supplement Their Complaint, and Plaintiffs’ Motion to Enforce the TRO. Dkt. 103. The Court denied Defendants’ Final Order Motion, granted Plaintiff’s Motion for Leave to Supplement, and entered a modified version of Plaintiffs’ proposed order granting their Motion to Enforce the TRO. Dkts. 94, 95, 96, 103. On March 23, 2022, several stockholders cancelled calls with Drake and the management team because they were “just made aware of the TRO.” JX-0511.

E.	Defendants’ March 28, 2022 Stockholder Communication

On March 28, 2022, Defendants issued a letter to the Company’s stockholders. JX-0525. Although the Non-Management Committee’s Investigation was not yet complete,17 the release repeated the refrain that “Lichtenstein’s decision to initiate a disruptive proxy contest … is driven by his

[17]	See Chilton 96:18-25 (testifying that, as of April 29, 2022, the Non-Management Committee had not “completed [its] work” or “reached conclusions”).

personal concerns – to secure his Board position and gain leverage in the context of the Company’s internal investigation.” Id.; see JX-0519 (Evercore providing comments on the release).

On March 29, 2022, Plaintiffs and Defendants secured Board approval to retain Morris James LLP (“Morris James”) and Debevoise & Plimpton LLP (“Debevoise”) to serve as neutral Company counsel. The Company later retained both firms.

F.	Drake Demands Information; Management Blockades Lichtenstein

On April 5, Ross Aronstam & Moritz LLP (“RAM”) announced that RAM and Wachtell Lipton Rosen & Katz LLP (“Wachtell”) were “in the process of being retained by” Company management. JX-0538.18 On April 6, 2022, RAM and Wachtell claimed that the volume and frequency of information requests from Lichtenstein were “counterproductive” and “distracting management from running the Company.” JX-0542. RLF and RAM subsequently indicated in coordinated letters that neither Defendants nor management would attend a Board meeting Mr.

[18]

Wachtell’s appearance appears to have been orchestrated by Drake and GDC. On March 25, 2022, Defendants suggested that the Company retain Wachtell as neutral Company counsel. JX-0527 at 5. Plaintiffs objected out of concern that Wachtell would not be neutral. Id. at 3. Just days later, Wachtell and RAM appeared without Board approval, purportedly on behalf of “Aerojet Management.” JX-0538. The firms claimed that “Aerojet Management will be submitting WLRK’s and RAM’s invoices for advancement by the Company and processing those invoices for payment by the Company.” Id.

Lichtenstein had noticed for April 12. JX-0547 at 3 (RLF Letter); JX-0551 (RAM Letter).19

On April 12, 2022, RAM and Wachtell advised members of management not to comply with Plaintiffs’ information requests, despite their status as directors. JX-0554; JX-0553.20 The April 12 Board meeting was convened and adjourned for lack of a quorum because Defendants failed to attend.

On April 22, 2022, Defendants filed a preliminary proxy (the “April 22 Proxy”) indicating they intended to solicit stockholder consents sufficient to call a special meeting of stockholders at which the Drake Slate would seek to remove the entire Board and replace it with the members of the Drake Slate. JX-0567 at 2, 4. Although the Non-Management Committee was still working and had not reached any formal conclusions, the April 22 Proxy selectively disclosed non-public details central to the Investigation. See, e.g., id. at 5 (referencing the Guidance Memo and describing it as a “cease and desist” communication); Chilton 95-96; Corcoran 61-62 (confirming Investigation was ongoing and confidential).

On May 2, 2022, the Non-Management Committee issued a memorandum directed to Drake and Lichtenstein “summariz[ing] the factual findings and results”

[19]	Counsel for Mr. Lichtenstein responded on April 8. JX-0548; JX-0555.
[20]	Contemporaneously, Drake invoked her information rights as a director to obtain the results of the Non-Management Committee’s Investigation. See JX-0534; JX-0516.

of the Investigation (the “Committee Report”). JX-0578. The Committee Report concluded that “Lichtenstein’s conduct did not constitute harassment or retaliation and was not improper under applicable Company policies or law.” Id. at 3 (emphasis added). The Committee Report did issue a reprimand for speaking to at least two third parties about the Lockheed Merger and the potential need to identify CEO candidates should the Merger fail and the position become vacant. Id.

On May 3, 2022, the Court heard argument on a motion to compel filed by Lichtenstein and a Motion to Quash filed by GDC. During the hearing, counsel for Defendants unilaterally disclosed that “investigation results have been seen by board members” and that it will “either be fully disclosed by Lichtenstein … or if it isn’t, it will be subject to breach of duty of candor claims.” Dkt. 202 at 55-56. Counsel for Defendants also repeated that the Board had supposedly issued a cease and desist letter to Lichtenstein on September 10, 2021, again alluding to the previously non-public Guidance Memo Defendants had referenced in their April 22 Proxy. Dkt. 202 at 40-42.

On May 3, 2022, Lichtenstein requested that the Board authorize the release of the Committee Report and its exhibits. On May 4, Drake’s counsel joined in the request. After securing Board approval, the Company released the Committee Report on May 16, 2022.

ARGUMENT

I.	DEFENDANTS’ MISCONDUCT WAS UNAUTHORIZED, IMPROPER AND VOID

A.	Delaware Law and the Company’s Organizational Documents Required Board or Committee Approval

Delaware law charges the Board as a whole, not any particular director, with the power and authority to oversee the Company’s business and affairs. See 8 Del. C. § 141(a). The Board cannot take action without the approval of the majority of the directors present at a meeting at which a quorum is present. See 8 Del. C. § 141(b) (“The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors unless the certificate of incorporation or the bylaws shall require a vote of a greater number.”).

“‘Given that the DGCL allocates fundamental decision-making power to the board as a whole, and not to any individual director qua director, all directors must have the opportunity to participate meaningfully in any matter brought before the board and to discharge their oversight responsibilities.’” OptimisCorp v. Waite, 137 A.3d 970, at *3 n.8 (Del. 2016) (quoting J. Travis Laster & John Mark Zeberkiewicz, The Rights and Duties of Blockholder Directors, 70 Bus. Law. 33, 41 (2015)). Here, the Company’s Second Amended and Restated Bylaws (the “Bylaws”) confirm that the Board cannot take action without the affirmative vote of a majority of the directors present at a meeting at which a quorum is present.

JX-0011 §3.7. The Bylaws also confirm that management answers to the Board. Id. § 4.1.

When a board minority disregards this rule and co-opts the corporate machinery to advance its personal agenda, their actions are invalid. See Applied Energetics, Inc. v. Farley, 239 A.3d 409, 426, 428 (Del. Ch. 2020) (invalidating action taken by board minority based on the “default rule” in 8 Del. C. § 141(b)); Hack v. BMG Equities Corp., 1991 WL 101848, at *1 (Del. Ch. June 12, 1991); Plainfield Special Situations Master Fund Ltd. v. Solidus Networks Inc., C.A. No. 3308-VCS, at 10 (Del. Ch. Oct. 23, 2007) (ORDER).

B.	Although They Knew Better, Defendants Acted Unilaterally and in Secret

The evidence presented at trial will show that Defendants repeatedly violated Delaware law by acting unilaterally on behalf of and in the name of the Company, without authorization from the Board or a duly authorized Committee. Defendants also deployed the Company’s personnel, advisors, funds, credit and other resources against their fellow directors to advantage themselves in the Proxy Contest, all without proper authorization.

1.	Pre-Litigation Misconduct

The February 1 Press Release and February 2 SEC Filings. Drake and her allies caused the Company to issue the February 1 Press Release, purportedly on behalf of the Company. JX-0241. The February 1 Press Release disclosed the Investigation “to put pressure on [Lichtenstein] and Steel Partners,” and gain advantage in the anticipated proxy contest. JX-0179. Defendants did not seek Board or committee authorization or even provide prior notice before issuing the February 1 Press Release. Instead, Defendants defied the Executive Chairman’s explicit reminder and request that the Board be provided an opportunity to review and comment on any public disclosures. See JX-0235; JX-0225.21

Defendants knew better. Just days before issuing the February 1 Press Release, MNAT stressed that Defendants would “need [B]oard or committee authorization for action in response to Steel’s notice.” JX-0180. Instead of heeding this advice, the Company’s general counsel instructed outside counsel to keep the draft a secret from half the Board. JX-0200. None of the Company’s advisors insisted on transparency or formal Board process. Instead, they joined in the subterfuge. See supra 24-26; JX-0199; JX-0232; JX-0182.

On February 2, 2022, again without Board approval or providing notice to their fellow directors, Defendants caused the Company to make two SEC filings

[21]

Defendants verified in their Counterclaims that Chilton, Lord and Corcoran “authorized [the] Press Release disclosing that the Board was conducting an internal investigation into Mr. Lichtenstein.” Dkt. 138 at 86. Not only was their purported authorization not sufficient, but also each of them denied in his deposition having authorized it. Lord 164:13-17; Chilton 156:13-15; Corcoran 123:16-18.

enclosing the February 1 Press Release. JX-0277; JX-0276. When Lichtenstein demanded an explanation, no one responded. See JX-0271.

Stockholder Communications and Statements to the Press. Defendants quickly mobilized the Company’s employees, resources and advisors to contact the Company’s key stockholders and promote Drake’s proxy agenda. For example, on February 3, Evercore sent the Company’s CFO a draft email to eight “key index funds.” JX-0278 at 3. The draft highlighted the “internal investigation of Mr. Lichtenstein.” Id. at 1. After receiving Drake’s blessing, Drake’s executive assistant sent the email to all eight funds. See JX-0308 (BlackRock), JX-0304 (Vanguard), JX-0306 (State Street), JX-0313 (Dimensional), JX-0312 (Geode), JX-0310 (Northern Trust), JX-0309 (Charles Schwab), JX-0307 (BNY Mellon); see also JX-0305 (February 7 email from Drake to Baldemor authorizing email); Drake 54-55. The cover email from Drake arrived from her Company email account, included her signature and highlighted “our announcement of an internal investigation of Mr. Lichtenstein.” Id. (emphasis added).

Co-Opting Company Counsel. On February 3, 2022, Defendants caused GDC to send, purportedly in its “capacity as litigation counsel” for the Company, a letter accusing Plaintiffs of “bad faith.” JX-0287 at 3. The Board never authorized the Company to engage GDC as litigation counsel for this purpose or to threaten half the Board. Chilton 197-200. Defendants kept their work with Gibson Dunn litigators secret until the letter arrived.

2.	Post-Litigation Misconduct

Even after Plaintiffs filed suit seeking a declaration that Defendants unilateral conduct was unauthorized, the misconduct continued.

Statements to the Press. On February 11, 2022, Bloomberg quoted a Company “spokesperson” as describing this litigation as “meritless” and announcing that “[t]he company believes Lichtenstein’s decision to cause Steel Partners to launch a disruptive proxy contest, aggressive litigation and other tactics at this time may ultimately be driven by his personal concerns and desire to secure his board position and gain leverage in the context of the company’s ongoing internal investigation….” JX-0338; see JX-0329 at 2.

The Joint Representation Agreement. Recognizing that Plaintiffs litigation was not meritless, Defendants and GDC secretly rushed to execute the Joint Representation Agreement before the Court could rule on Plaintiffs’ TRO application. Corcoran did not sign until several hours after the Court issued its bench ruling granting the TRO. JX-0366. Drake and Kampani did not sign the Joint Representation Agreement until February 16. JX-0365; JX-0367.

Amazingly, the Joint Representation Agreement purported to do what the Court had just prohibited: deploy Company resources to advance one faction’s proxy contest agenda without Board approval. See JX-0627 at 3 (“Aerojet has agreed to such joint representation and to pay the Firm’s fees for all such work”). Defendants knew better. In an effort to conceal the fact that they signed after the TRO ruling, neither Drake nor Kampani dated their signature pages. See id. at 11; JX-0628 at 12. The Joint Representation Agreement is invalid, because it was unauthorized and the product of a loyalty breach. See Havens v. Attar, 1997 WL 55957, at *14 (Del. Ch. Jan. 30, 1997).

The Retainer Payment and the Management Complaint. On February 9, Defendants and Kampani secretly caused the Company to pay GDC a $250,000 retainer to cover GDC’s proxy contest work. JX-0320; JX-0324. On February 11, Defendants caused GDC and RLF to file a lawsuit purportedly on behalf of the Company seeking relief that would benefit Defendants in the proxy contest. JX-0334 at 44-46 (seeking an order disqualifying the Lichtenstein Slate and other relief).

II.	DEFENDANTS REPEATEDLY AND KNOWINGLY VIOLATED THE TRO; THEY SHOULD BE HELD IN CONTEMPT

Court of Chancery Rule 70(b) authorizes this Court to provide relief in the form of contempt “[f]or failure to obey a restraining or injunctive order, or to obey or to perform any order.” Ct. Ch. R. 70(b). The civil contempt remedy acts to “enforce the rights of private parties to suits, and to compel obedience to orders and decrees made to enforce the rights and administer the remedies to which the court has found them to be entitled.” City of Wilm. v. Gen. Teamsters Local Union 326, 321 A.2d 123, 125 (Del. 1974) (citation omitted); see also Miller v. Steller Enters., Inc., 1980 WL 6432, at *3-4 (Del. Ch. Dec. 22, 1980).

This Court has both common law and statutory power to enforce its orders and penalize contempt. See, e.g., DiSabatino v. Salicete, 671 A.2d 1344, 1348 (Del. 1996); Jagodzinski v. Silicon Valley Innovation Co., LLC, 2012 WL 593613, at *2 (Del. Ch. Feb. 14, 2012); Ct. Ch. R. 70(b) (authorizing the Court of Chancery to provide relief “[f]or failure to obey a restraining or injunctive order, or to obey or to perform any order”).

A finding of civil contempt is appropriate where a party is (a) bound by an order; (b) has notice of that order; and (c) nevertheless violates that order. See TR Invs., LLC v. Genger, 2009 WL 4696062, at *15 (Del. Ch. Dec. 9, 2009) (“A party petitioning for a finding of contempt bears the burden to show contempt by clear and convincing evidence; the burden then shifts to the contemnors to show why they were unable to comply with the order.”); see also Aveta Inc. v. Bengoa, 986 A.2d 1166, 1181 (Del. Ch. 2009). Here, Defendants were bound by the TRO, had notice of the TRO and knowingly violated it.

A.	The TRO Prohibited Unauthorized Use of Company Resources

Consistent with the Court’s February 15 bench ruling and February 23 letter decision, the TRO expressly provided that “[n]o party to this Action, no officer, director, employee, advisor or agent of [the Company] …, shall … without the prior written approval of the Company’s Board of Directors … use … Company resources in support of the election efforts of any candidate for election at the Annual Meeting.” Dkt. 41 ¶2(b) (emphasis added).

B.	Defendants Had Notice of the TRO

The Court’s bench ruling on February 15 was straightforward. Dkt. 38, at 81 (granting TRO for “[t]he purpose of … retain[ing] the company’s neutrality regarding its upcoming director elections.”). The Court made itself clear: “Where the board is divided, one half of the board doesn’t get to co-opt the company’s resources to further its campaign. The company must stand neutral.” Id. at 79 (emphasis added).

The Court’s February 23 letter opinion and the TRO itself banished any doubt about the scope of the Court’s ruling. GDC immediately forwarded it to Defendants. See JX-0413. Drake and her allies were incredulous. JX-0643. (Boehle: “I’m speechless on this. She doesn’t realize what she is doing.” Drake: “Exactly”).

C.	Defendants Violated the TRO

Defendants immediately and repeatedly violated the TRO.

Use of Company Advisors. Drake continued to work with GDC,22 Jenner, Joele Frank, Evercore and Citi, to prepare her competing slate23 and put her proxy contest plan into action. See, e.g., JX-0426; JX-0410. Evercore’s corporate representative admitted that approximately seven employees were providing proxy contest services to Defendants as recently as mid-April. Anderson 73.

The Company’s advisors recognized that their work “could easily be read as an attempt to get around the Judge’s ruling,” but they proceeded anyway. See JX- 0356; see also JX-0409. Although some Company advisors stopped assisting Defendants when they realized the Company could not indemnify them, others continued to assist on a contingent basis or on the promise of future business— from the Company. See JX-0457; Drake 68 (testifying regarding GDC); JX-0641 (GDC agreeing to provide services “pro bono with compensation paid only after the contest is won.”); JX-0458 (Evercore: “[W]e are merely … trying to be helpful to a once and hopefully future client.”).

[22]	GDC remained Company counsel at least until it filed its motion to withdraw as Company counsel on March 9. See Dkt. 205 at 16.
[23]

Drake also used the Company’s long-time compensation consultant, Korn Ferry, to search for and vet director candidates. JX-0624 (reflecting multiple management personnel assisting Korn Ferry with Drake’s director candidate search); JX-0623 (same); JX-0412.

Use of Company Personnel. Drake used her position and authority as CEO to mobilize an army of Company personnel to help her proxy contest efforts. The most salient example involved her use of Company personnel to transfer shares into record name to meet the February 28 nomination deadline. See generally JX-JX-0437; id. at 6; id. at 11 (Company’s Chief Human Resources Officer assiting); id. at 12 (Associate General Counsel assistant); JX-0589 (call describing “75 people running around here with their hair on fire”); see id. (“Like I said, this is our CEO, and this is a very important matter. I don’t want to lose my job over this.”).

At Drake’s direction, Boehle, Schumacher, Kampani, Baldemor and other Company personnel continued to coordinate with the Company’s advisors at Citi, GDC, Evercore, Jenner and Joele Frank to advance Drake’s proxy agenda. See, e.g., JX-0430; JX-0471. Boehle alone spent a staggering amount of Company time communicating with the Company’s advisors regarding proxy strategy and participating in calls with the Company’s top stockholders. Boehle 147, 155, 210, 215; see, e.g., JX-0278 at 2-5; JX-0478; JX-0401.

Use of Company Information. Defendants also continued to misuse confidential Company information. Their April 22 Proxy disclosed the Guidance Memo for the first time, even though the Investigation was ongoing and remained confidential. JX-0567 at 5; see Chilton 95-96; Corcoran 61-62. At the May 3

hearing, Defendants unilaterally disclosed that the Board had received the results of the Investigation. In re Aerojet Rocketdyne Holdings, Inc., C.A. No. 2022-0127-LWW, at 55 (Del. Ch. May 3, 2022) (TRANSCRIPT) (“[T]he reality is that an investigation has taken place, and investigation results have been seen by board members.”).

D.	Sanctions Are Appropriate Here

“If contempt is found, the Court may impose a fine or award damages for the harm sustained as a result of it.” Magness v. Krewson, 2004 WL 877348, at *3 (Del. Ch. Apr. 15, 2004). The Court may also order the violating party to pay the costs and attorneys’ fees associated with compelling compliance with unambiguous court orders. See, e.g., Jagodzinski, 2012 WL 593613, at *2; Triton Constr. Co. v. E. Shore Elec. Servs., Inc., 2009 WL 1387115, *26-27 (Del. Ch. May 18, 2009). Here, the appropriate sanctions is an order requiring Defendants to pay Plaintiffs’ legal fees, plus a fine in an amount to be determined at trial.

III.	DEFENDANTS ABUSED COMPANY RESOURCES TO FAVOR THEMSELVES

Delaware courts have repeatedly confirmed that Delaware corporations should remain neutral when a litigant has raised colorable questions about who is entitled to speak or act on behalf of the corporation. See Pearl City Elevator, Inc. v.

Gieseke, C.A. No. 2020-0419-JRS, at 88 (Del. Ch. Sept. 11, 2020) (TRANSCRIPT).

This neutrality principle flows from the fundamental principle, codified in Section 141 of the DGCL, that authority to manage the Company rests with the Board. See 8 Del. C. § 141. As discussed in greater detail above, Defendants repeatedly violated the neutrality principle—both before and after the Court entered the TRO. See supra 21-47

IV.	DEFENDANTS AND THEIR ADVISORS REPEATEDLY VIOLATED THEIR DUTY OF CANDOR

A.	Delaware Law Requires Candor and Transparency Among Directors and Advisors

Directors have an obligation to deal candidly with fellow board members. See Klaassen v. Allegro Dev. Corp., 106 A.3d 1035, 1046 (Del. 2014) (“Our courts do not approve the use of deception as a means by which to conduct a Delaware corporation’s affairs….”); Mills Acquisition Co. v. Macmillan, Inc., 559 A.2d 1261, 1283 (Del. 1989); Thorpe v. CERBCO, Inc., 676 A.2d 436, 441-42 (Del. 1996); HMG/Courtland Props., Inc. v. Gray, 749 A.2d 94, 119 (Del. Ch. 1999); Hollinger Int’l v. Black, 844 A.2d 1022, 1061 (Del. Ch. 2004); City of Fort Meyers Gen. Emps’ Pension Fund v. Haley, 235 A.3d 702, 718 (Del. 2020) (“[T]he duty of candor imposes an unremitting duty on fiduciaries … to not use superior information or knowledge to mislead others”) (internal quotation omitted).24

Officers and advisors owe a similar duty of candor. See Bamford v. Penfold, L.P., 2020 WL 967942, at *19 (Del. Ch. Feb. 28, 2020) (“[A]s an officer of DVRC, Manheim owed a duty to provide full information to … members of the WestCo Board.”); Kalisman v. Friedman, C.A. No. 8447-VCL, at 30-31 (Del. Ch. May 14, 2013) (TRANSCRIPT) (“I don’t think it is permissible [for counsel] to give half-truth answers to a director….”); see Kirby v. Kirby, 1987 WL 14862, at *7 (Del. Ch. July 29, 1987) (confirming that directors should be treated as joint clients when legal advice is rendered to the corporation); In re WeWork Litig., 250 A.3d 901, 910 (Del. Ch. 2020) (same).

B.	Because They Feared Open Debate, Defendants Acted Unilaterally in Secret

Drake sowed division among the directors by withholding information, sharing only with directors she considered “aligned,” and acting unilaterally when she thought she might face resistance from other Board members. See, e.g., JX- 0037; see JX-0077 (instructing general counsel to keep September 2 Memo secret

[24]

See also OptimisCorp v. Waite, 137 A.3d 970, at *2 (Del. 2016) (TABLE) (disavowing the “idea that cliques of the board may confer and sandbag a fellow director”); Palisades Growth Capital II, L.P. v. Backer, 2020 WL 1503218, at *10 (Del. Ch. Mar. 26, 2020) (voiding any action taken at board meeting designed to “ambush” director, whose presence was “secured under deliberately false pretenses”).

from Plaintiffs); JX-0041 (claiming in a speech only to Chilton, Corcoran and Lord that Lichtenstein was “bashing [her] to the rest of the board”); JX-0070 (accusing Lichtenstein of the “defamation of [her] character” to “remove [her] as CEO”); JX-0101 (proposing to exclude directors from meetings of the O&C Committee).

Without the knowledge or consent of either a majority of the Board or a majority of the Non-Management Committee, Defendants hatched a plan to use the disclosure of the Investigation to disparage Mr. Lichtenstein. They conducted multiple calls with the Company’s outside counsel, senior management and even counsel for the Non-Management Committee (MNAT and Weil) in secret. See JX-0160; JX-0182. The Non-Management Committee’s counsel joined the covert planning sessions with designs adverse to their own clients, even though they recognized the need for authorization from the Board or a properly constituted committee. JX-0175; JX-0238.

Instead of being transparent, Defendants kept their fellow directors in the dark, with the help of counsel for the Company and the Non-Management Committee. See JX-0195; JX-0182; JX-0200; JX-0208 at 1; JX-0179; JX-0056; JX-0232; JX-0238. When the Executive Chairman asked for the opportunity to review and comment on any disclosures, they ignored him. See JX-0235; JX-0260.

Defendants’ pattern of secrecy continued as they began planning to initiate litigation, purportedly on behalf of the Company. Defendants enlisted GDC litigators and entered into the Joint Representation Agreement while keeping half the Board in the dark. Defendants then invoked the Company’s attorney client privilege to cover their tracks. See Dkts. 140, 161.

C.	Defendants Repeatedly Violated Plaintiffs’ Right to Information

A director’s right to information is “essentially unfettered in nature.” Schoon v. Troy Corp., 2006 WL 1851481, at *1 n. 8 (Del. Ch. June 27, 2006) (quoting Milstein v. DEC Ins. Brokerage Corp., C.A. Nos. 17586, 17587, at 3 (Del. Ch. Feb. 1, 2000) (TRANSCRIPT)). A company “cannot pick and choose which directors will receive [which] information.” Hall v. Search Capital Grp., Inc., 1996 WL 696921, at *2 (Del. Ch. Nov. 15, 1996).

Here, in addition to keeping their fellow directors in the dark, Defendants and their allies restricted the flow of information to Plaintiffs. Drake became frustrated with Lichtenstein’s information requests and simply refused to respond. See supra at 12-13, 15-16. After Steel submitted its nominations, the violations continued. Even though Henderson is the Chairman of the Audit Committee and Lichtenstein is the Company’s Executive Chairman, Boehle instructed the Company’s Director of Financial Reporting not to “send anything to Jim Henderson, or Warren, until further notice.” JX-0291 (Boehle: “just ignore their emails”). Though Henderson eventually received a copy of the 10-K (late), the

information blockade against Lichtenstein has continued.    See JX-0639 at 7-8. Defendants have knowingly violated Plaintiffs information rights.

CONCLUSION

For the foregoing reasons, Plaintiffs respectfully request that the Court (i) declare that the actions Defendants took on behalf of the Company without proper authorization were void; (ii) permanently enjoin Defendants from taking further action on behalf of the Company without proper authorization; (iii) permanently enjoin the Company’s officers, employees, advisors and agents in their capacity as such from taking any action in support of the election efforts of any candidate for election at the Annual Meeting or any special meeting of stockholders; (iv) order the Company to issue corrective disclosures; (v) invalidate and prohibit the use of proxies solicited prior to the issuance of those disclosures; (vi) hold Defendants in contempt; (vii) award attorneys’ fees, expenses and a fine as a sanction and (viii) grant such other and further relief as the Court may deem just and proper.

/s/ A. Thompson Bayliss
OF COUNSEL:	A. Thompson Bayliss (#4379)
Michael A. Barlow (#3928)
R. Brian Timmons, Esq.	Eliezer Y. Feinstein (#6409)
QUINN EMANUEL	Samuel D. Cordle (#6717)
URQUHART & SULLIVAN, LLP	ABRAMS & BAYLISS LLP
865 S. Figueroa Street, 10th Floor	20 Montchanin Road, Suite 200
Los Angeles, California 90017	Wilmington, Delaware 19807
(213) 443-3000	(302) 778-1000

Ellison Ward Merkel, Esq.	Attorneys for Plaintiff
K. McKenzie Anderson, Esq.	Warren G. Lichtenstein
QUINN EMANUEL
URQUHART & SULLIVAN, LLP
51 Madison Avenue, 22nd Floor
New York, New York 10010
(212) 849-7000
/s/ Peter J. Walsh, Jr.
Peter J. Walsh, Jr. (#2437)
Matthew F. Davis (#4696)
Abraham C. Schneider (#6696)
Patrick A. Lockwood (#6851)
POTTER ANDERSON & CORROON LLP
1313 North Market Street
Hercules Plaza, 6th Floor
Wilmington, Delaware 19801
(302) 984-6000

Attorneys for Plaintiffs James R.
Henderson, Audrey A. McNiff and
Martin Turchin

Dated: May 18, 2022	Words: 13,978

CERTIFICATE OF SERVICE

I hereby certify that on May 25, 2022, my firm caused true and correct copies of the foregoing Public Version of Plaintiffs’ Pre-Trial Brief to be served by File & ServeXpress upon the following counsel of record:

Peter J. Walsh, Jr., Esq.	David J. Margules, Esq.
Matthew F. Davis, Esq.	Elizabeth A. Sloan, Esq.
Abraham Schneider, Esq.	Brittany M. Giusini, Esq.
Patrick A. Lockwood, Esq.	BALLARD SPAHR LLP
POTTER ANDERSON & CORROON LLP	919 N Market St., 11th Floor
1313 N. Market Street, 6th Floor	Wilmington, Delaware 19801
Hercules Plaza
Wilmington, Delaware 19801

Martin S. Lessner, Esq.	The Honorable John W. Noble
Elisabeth S. Bradley, Esq.	Lewis H. Lazarus, Esq.
Alberto E. Chávez, Esq.	Albert H. Manwaring, IV, Esq.
YOUNG CONAWAY STARGATT &	MORRIS JAMES LLP
TAYLOR, LLP	500 Delaware Avenue, Suite 1500
Rodney Square	Wilmington, Delaware 19801
1000 North King Street
Wilmington, Delaware 19801

Raymond J. DiCamillo, Esq.
Kevin M. Gallagher, Esq.
Daniel E. Kaprow, Esq.
Caroline M. McDonough, Esq.
RICHARDS, LAYTON & FINGER, P.A. 920 North King Street
Wilmington, Delaware 19801

/s/ Samuel D. Cordle
Samuel D. Cordle (#6717)

EFiled: May 25 2022 01:53PM EDT Transaction ID 67659238 Case No. 2022-0127-LWW

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE AEROJET ROCKETDYNE	)	C.A. No. 2022-0127-LWW
HOLDINGS, INC.	)	PUBLIC VERSION
	)	Filed: May 25, 2022

DEFENDANTS’ PRETRIAL BRIEF

Raymond J. DiCamillo (#3188)
Kevin M. Gallagher (#5337)
OF COUNSEL:	Daniel E. Kaprow (#6295)
Caroline M. McDonough (#6870)
Mark A. Kirsch	RICHARDS, LAYTON & FINGER, P.A.
Adam H. Offenhartz	920 North King Street
GIBSON, DUNN & CRUTCHER LLP	Wilmington, Delaware 19801
200 Park Avenue	(302) 651-7700
New York, New York 10166
(212) 351-4000
David J. Margules (#2254)
Colin B. Davis	Brittany M. Giusini (#6034)
GIBSON, DUNN & CRUTCHER LLP	BALLARD SPAHR LLP
3161 Michelson Drive	919 N Market St., 11th Floor
Irvine, California 92612	Wilmington, Delaware 19801
(949) 451-3800	(302) 252-4465

Terence M. Grugan
BALLARD SPAHR LLP
1735 Market Street, 51st Floor	Counsel for Defendants General Kevin P.
Philadelphia, Pennsylvania 19103-7599	Chilton, Thomas A. Corcoran, Eileen P.
(215) 665-8500	Drake, and General Lance W. Lord

Dated: May 18, 2022

i

ii

TABLE OF AUTHORITIES

Page(s)
CASES

Basho Techs. Holdco B, LLC v. Georgetown Basho Inv’rs, LLC,
2018 WL 3326693 (Del. Ch. July 6, 2018), aff’d sub nom. Davenport v. Basho Techs. Holdco B, LLC, 221 A.3d 100 (Del. 2019)	59

Busch v. Richardson, 2018 WL 5970776 (Del. Ch. Nov. 14, 2018)	42

Campbell v. Loew’s Inc., 134 A.2d 852 (Del. Ch. 1957)	32, 33

Canister Co. v. Nat’l Can. Corp., 63 F. Supp. 361 (D. Del. 1945)	30, 34

Cede & Co. v. Technicolor, Inc., 634 A.2d 345 (Del. 1993), decision modified on reargument , 636 A.2d 956 (Del. 1994)	38, 39, 41

Cirillo Fam. Tr. v. Moezinia, 2018 WL 3388398 (Del. Ch. July 11, 2018), aff’d , 220 A.3d 912 (Del. 2019)	42

City of Fort Myers Gen. Emps. Pension Fund v. Haley, 235 A.3d 702 (Del. 2020)	58

Dickerson v. Castle, 1991 WL 208467 (Del. Ch. Oct. 15, 1991)	55

Gantler v. Stephens, 965 A.2d 695 (Del. 2009)	39

Italo-Petroleum Corp. of Am. v. Hannigan, 14 A.2d 401 (Del. 1940)	34

La. Mun. Police Emps. Ret. Sys. v. Fertitta, 2009 WL 2263406 (Del. Ch. July 28, 2009)	41

iii

Mills Acquisition Co. v. Macmillan, Inc., 559 A.2d 1261 (Del. 1989)	58

Mitchell Lane Publ’rs., Inc. v. Rasemas, 2014 WL 4804792 (Del. Ch. Sept. 26, 2014)	55

Mother African Union First Colored Methodist Protestant Church v. Conf. of African Union First Colored Methodist Protestant Church,
1992 WL 83518 (Del. Ch., Apr. 22, 1992), aff’d , 633 A.2d 369 (Del. 1993)	55

Nakahara v. NS 1991 Am. Tr., 718 A.2d 518 (Del. Ch. 1998)	56

Nevins v. Bryan, 885 A.2d 233 (Del. Ch. 2005), aff’d, 884 A.2d 512 (Del. 2005)	36

OptimisCorp v. Waite, 2015 WL 5147038 (Del. Ch. Aug. 26, 2015), aff’d , 137 A.3d 970 (Del. 2016)	58

RBC Cap. Mkts., LLC v. Jervis, 129 A.3d 816 (Del. 2015)	56

In re RJR Nabisco, Inc. S’holders Litig., 1989 WL 7036 (Del. Ch. Jan. 31, 1989)	50

In re Tri-Star Pictures Litig., Inc., 1995 WL 106520 (Del. Ch. Mar. 9, 1995)	59

Unitrin, Inc. v. Am. Gen. Corp. (In re Unitrin, Inc.), 651 A.2d 1361 (Del. 1995)	39

In re Walt Disney Co. Deriv. Litig., 907 A.2d 693 (Del. Ch. 2005), aff’d, 906 A.2d 27 (Del. 2006)	30, 59

STATUTES & RULES

17 C.F.R §§ 243.100(a), 243.101(c)–(f)	36

17 C.F.R. § 243.101(e)	37

iv

8 Del. C. § 14l(e)	42

15 U.S.C. § 78r(a) 37	37

v

INTRODUCTION

This dispute flows from the efforts of an activist hedge fund, Steel Partners Holdings GP Inc. (“Steel Holdings GP”), and its Executive Chairman, Warren Lichtenstein, to gain control of Aerojet Rocketdyne Holdings, Inc. (“Aerojet” or the “Company”). Mr. Lichtenstein serves as Executive Chairman and is a director of the Company.1

Faced with the prospect of an internal investigation into his misconduct and fearing the loss of his lucrative executive position, Mr. Lichtenstein has waged a proxy contest to unseat half the Company’s board of directors (the “Board”), including the Company’s CEO, Eileen Drake, for the temerity of wanting stockholders to learn the results of the investigation and to have interested directors, such as Mr. Lichtenstein, recuse themselves from voting on matters involving Steel. Mr. Lichtenstein and the three Company directors he controls—James Henderson, Audrey McNiff, and Martin Turchin (collectively, with Mr. Lichtenstein, “Plaintiffs”)—have abdicated their duties to the Company’s stockholders in favor of their own interests and those of Steel. They seek declaratory and injunctive relief that, as will be shown at trial, was addressed some months ago at the early temporary

[1]

Unless greater specificity is needed, Steel Holdings GP, Steel Partners Holdings, L.P. (“Steel Holdings”), SPGH Group Holdings LLC (“SPGH Holdings”), and their affiliates are referred to collectively as “Steel.”

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restraining order (“TRO”) hearing in an effort to gain an advantage in the upcoming proxy contest (the “Proxy Contest”) leading up to the 2022 annual meeting (the “Annual Meeting”).

This Court should not countenance Plaintiffs’ claims. The pre-litigation actions taken by Ms. Drake and her fellow Board members and proxy fight allies General Kevin Chilton, Thomas Corcoran, and General Lance Lord (the “Independent Directors” and, together with Ms. Drake, “Defendants”) were taken in good faith in opposition to what Defendants viewed and still view to be wrongful, self-interested conduct by conflicted directors. (While this Court, at the TRO hearing, did not agree with Defendants that these actions by Defendants were authorized under Delaware law and longstanding Company policy, Defendants welcome the opportunity to provide the Court with a fuller record and additional argument.) And while Plaintiffs may not like the fact that Defendants were able to assemble their own slate of director candidates—whose industry experience far outstrips the members of the Steel slate—despite lacking the deep pockets of entities like Steel, none of Defendants’ actions run afoul of this Court’s orders.

Plaintiffs’ professed goal of “neutrality” is a smokescreen. From the outset, Plaintiffs have sought to control the future composition of the Board by any means necessary to ensure Mr. Lichtenstein remains a director regardless of the outcome of the investigation and any stockholder vote. Mr. Lichtenstein initially sought to

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persuade Mr. Corcoran—the sole director responsible for coordinating the investigation—to refrain from seeking reelection to the Board, thereby ensuring Mr. Lichtenstein a 4-3 advantage among Board members. When Defendants accurately protested that Mr. Lichtenstein was seeking to sidestep the operation of the Corporate Governance & Nominating Committee, Mr. Lichtenstein responded with an ultimatum: the Board could agree to sign an agreement giving Steel certain rights to control the Company’s slate of directors at the upcoming Annual Meeting, or Steel would nominate its own slate.2

When Defendants refused to allow themselves to be strong-armed, Steel gave notices of its intent to nominate a new director slate that would include Plaintiffs and three new directors—seeking to remove each of Defendants from the Board. Even after that extreme reaction, Defendants still sought compromise, offering to agree to Mr. Lichtenstein’s original slate (which would have given him 4-3 control of the Board), with the caveat that the committee investigating Mr. Lichtenstein retain the ability to change the Company’s director slate depending on the outcome of its investigation. Plaintiffs rejected that compromise and then launched their public proxy fight, via misleading filings that failed to disclose, among other things, that

[2]

Had Mr. Lichtenstein properly recused himself from the Board’s evaluation of that proposal—after all, he is Executive Chairman of both parties to the proposed agreement—his proposal would have been rejected by the Board.

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the Proxy Contest was motivated by Mr. Lichtenstein’s desire to ensure his reelection to the Board regardless of the investigation’s outcome and ensure Steel would gain control of the Board.

But a fair fight is one thing Plaintiffs cannot abide. Plaintiffs are pursuing this litigation to muzzle Defendants and hamstring their ability to compete with the Steel proxy slate. Despite this Court’s decision granting in part the temporary relief Plaintiffs sought and preventing Defendants from using any Company funds to support their Proxy Contest (in contrast to Plaintiffs, who are funded by Steel, itself), Defendants still managed to assemble an extraordinary slate of directors. Without regard to the merits, Plaintiffs now accuse Defendants of violating the TRO in assembling their slate. Plaintiffs are mistaken and overreaching, as the documentary and testimonial evidence from discovery in this case confirm.

The trial evidence will show Ms. Drake and the Independent Directors responded in good faith to what they reasonably believed was an external threat to the Company and its stockholders. The facts also will show Plaintiffs acted dishonestly and inequitably regarding the matters for which they demand relief.

Defendants will demonstrate that Plaintiffs should be barred from seeking any relief as a result of their unclean hands. At a minimum, Plaintiffs breached their fiduciary duties to the Company and its stockholders by (a) deadlocking the Board in order to obtain an inequitable advantage in a proxy fight for control of the

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Company; (b) refusing to abstain from votes on matters affecting their personal interests; (c) obstructing the Board’s ability to set an Annual Meeting date and record date; (d) preventing the Board and the Independent Directors from responding to Mr. Lichtenstein’s insurgency; and (e) issuing materially misleading and incomplete statements in connection with their proxy solicitation.

Accordingly, the Court should reject Plaintiffs’ requested relief in its entirety and allow the Company’s stockholders a fair and timely referendum on Mr. Lichtenstein’s persistent wrongful conduct.

FACTUAL BACKGROUND

I.	The Parties.

Aerojet is a Delaware corporation, headquartered in California. Dkt. 232 (“PTO”) ¶ 23. The Company is an innovative, technology-based company with businesses across the United States that serves customers in the aerospace, defense, and real estate markets. Id. Its stock is listed on the New York Stock Exchange under the symbol “AJRD.” Id.

Plaintiffs are the Company’s Executive Chairman and director—Mr. Lichtenstein—and his three appointees to the Board—Mr. Henderson, Mr. Turchin, and Ms. McNiff. PTO ¶¶ 5–8.

Mr. Lichtenstein has served as a director since 2008, and as the Company’s Executive Chairman since 2016. PTO ¶ 5. He is the Executive Chairman of Steel

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Holdings GP and the general partner of Steel Holdings. SPH Holdings, an indirect subsidiary of Steel Holdings, is the direct beneficial owner of 1,497 shares of Company common stock and, with certain other Steel Holdings affiliates, beneficially owns 4,391,455 shares of the Company’s common stock, constituting approximately 5.5% of the Company’s outstanding common stock. Id.

Mr. Henderson has served as a director since 2008. PTO ¶ 5. Mr. Lichtenstein named Mr. Henderson to his Board seat. JX-0565, Countercl. ¶ 12.

Mr. Turchin has served as a director since 2008. PTO ¶ 7. Mr. Lichtenstein named Mr. Turchin to his Board seat. JX-0565, Countercl. ¶ 13.

Ms. McNiff has served as a director since 2020. PTO ¶ 7. Mr. Lichtenstein recommended Ms. McNiff for the Board on the advice of her brother, a member of the board of Steel Holdings. JX-0565, Countercl. ¶ 14.

Defendants are the Company’s President, CEO, and director—Ms. Drake—and the Company’s three independent directors—General Chilton, Mr. Corcoran, and General Lord. PTO ¶¶ 9–12.

Ms. Drake is a former U.S. Army aviator and airfield commander, who has been a member of the Board since being named CEO and President in June 2015. JX-0565, Answer ¶ 41. Prior to those roles, she served as the Company’s Chief Operating Officer from March 2015 to June 2015. Id. Ms. Drake is, and at all

6

relevant times has been, a beneficial and record owner of Company common stock. Id., Countercl. ¶ 10.a.

General Chilton is a retired U.S. Air Force four-star general who joined the Board in 2018. JX-0565, Countercl. ¶ 10.b. During his 34 years in the Air Force, General Chilton served as Commander, U.S. Strategic Command, where he was responsible for the plans and operations for all U.S. forces conducting strategic nuclear deterrence, space and cyberspace operations. Id. Further, he is the former commander of Air Force Space Command, a former astronaut, and Deputy Program Manager for the International Space Station. General Chilton is, and at all relevant times has been, a beneficial owner of Company common stock. Id.

Mr. Corcoran has been a member of the Board since 2008. JX-0565, Countercl. ¶ 10.c. Mr. Corcoran serves as the Chairman of the Corporate Governance & Nominating Committee and also serves on the Organization & Compensation Committee. JX-0565, Answer ¶ 42. He is a longtime leader of companies supporting the United States’ national defense, having held senior executive positions in the defense, aerospace, and other industries since 1967. JX-0565, Countercl. ¶ 10.c. He was with General Electric for 26 years, where he served in numerous elected corporate officer positions, including when GE Aerospace was sold to Lockheed Martin Corporation (“Lockheed”). Id. He was senior advisor to the Carlyle Group and served in executive positions for Gemini Air Cargo, Inc.,

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Allegheny Teledyne Incorporation, and Lockheed’s Electronic Systems and Space & Strategic Missiles sectors. Id. Mr. Corcoran is, and at all relevant times has been, a beneficial owner of Company common stock. Id.

General Lord is a retired U.S. Air Force four-star general and has served as a Board member since 2016. JX-0565, Countercl. ¶ 10.d. He serves on the Audit Committee and the Organization & Compensation Committee. Id., Answer ¶ 44. General Lord held a number of significant posts in the military, including Commander, Air Force Space Command, from 2002 to 2006, during which time he was responsible for the development, acquisition, and operation of Air Force space and missile weapon systems. Id., Countercl. ¶ 10.d. General Lord has experience as a satellite launch decision authority, responsibility for Air Force astronaut activities and Air Force/NASA coordinated operations. Id. General Lord is, and at all relevant times has been, a beneficial owner of Company common stock.

II.	Mr. Lichtenstein Engineers A Blocking Position On The Board.

In 2008, Mr. Lichtenstein, through Steel, accumulated almost 15% of the Company’s voting stock and threatened a proxy fight to seize control of the Board. JX-0565, Countercl. ¶ 21. The Company and Steel ultimately agreed to a settlement in which the Company, among other things, reduced the eleven-member Board to eight, allowed Mr. Lichtenstein to designate three directors and engage in a search to hire a new CEO. JX-0001 at 4, 6 (providing for a new CEO to be chosen by a

8

three-member committee including Mr. Lichtenstein and Mr. Turchin); JX-0565, Countercl. ¶ 21. Steel designated Mr. Lichtenstein, Mr. Henderson, and Mr. Turchin. Id. Mr. Henderson was named Chairman in 2008, and Mr. Lichtenstein succeeded him in 2013. Id. In 2016, Mr. Lichtenstein was named Executive Chairman, as a result of which he was considered an executive officer of the Company. JX-0334 ¶ 31. Despite his Executive Chairman title and status as an employee, Mr. Lichtenstein’s role has remained limited and akin to a non-employee director. Id. ¶ 32.

Over the years, Mr. Lichtenstein achieved soft control over the Board. See JX-0565, Countercl. ¶ 21. Mr. Turchin has a tight web of business and personal connections to Mr. Lichtenstein, including his son being lifelong friends with Mr. Lichtenstein, his grandson serving as Mr. Lichtenstein’s Chief of Staff at Steel, owning over $80,000 in Steel stock, and a $10 million interest in a Steel entity from which he earns a $300,000-per-year dividend. See Turchin Dep. 60:15–61:15, 134:15–135:3; Lichtenstein Dep. 99:6–100:6. Mr. Henderson was recruited to Steel by Mr. Lichtenstein in 1999, and has served as an officer for many years of Steel’s subsidiaries and affiliates. See Henderson Dep. 26:5–18. In August 2020, Mr. Lichtenstein prevailed on the Board to add Ms. McNiff, whose brother, John McNiff, has been a director of Steel Holdings since 2009. See McNiff Dep. 88:16– 89:14; Lichtenstein Dep. 114:19–115:23.

9

Not only do Steel-affiliated directors constitute half of the Board, but they also hold a majority of the slots on the Corporate Governance & Nominating Committee. See PTO ¶¶ 6–8, 10. The balance of the Board is the Company’s CEO, Ms. Drake, and three highly respected, independent directors with extensive experience in the aerospace and defense industries—General Chilton, Mr. Corcoran, and General Lord. Id. ¶¶ 9–12.

Ms. Drake was hired as Chief Operating Officer in 2015, having been recruited by Mr. Lichtenstein. Lichtenstein Dep. 122:10–25. Three months later, she was elevated to CEO, and she has served as a Board member since 2015. Lichtenstein Dep. 123:2–4; JX-0334 ¶ 21. Ms. Drake has an admirable record of success at the Company, and even Mr. Lichtenstein credited her in December 2019 with having “led the transformation of Aerojet Rocketdyne as CEO and as a member of the Board, building a culture of continuous improvement and operational excellence.” JX-0565, Countercl. ¶ 10.a. Since Ms. Drake became CEO of the Company in 2015, the Company’s stock price has approximately doubled. PTO ¶ 11.

III.	Questions Arise As To Mr. Lichtenstein’s Fitness.

As Ms. Drake will testify at trial, what had been a productive relationship between Ms. Drake and Mr. Lichtenstein began fraying in 2020 when Ms. Drake saw signs Mr. Lichtenstein’s loyalty to the Company and its stockholders was

10

subsidiary to his own interests. See JX-0036 at 1–2. In July 2020, with the Company in the early stages of discussions regarding a potential strategic transaction with Lockheed, Mr. Lichtenstein called Ms. Drake to a meeting at his home. Mr. Lichtenstein pushed to abandon discussions with Lockheed and advocated for a financial reengineering strategy—a strategy to boost temporarily the Company’s stock price, while dissipating cash. JX-0334 ¶ 37. In addition to questioning the balance sheet impact, Ms. Drake was aware the strategy would benefit Mr. Lichtenstein personally and mislead stockholders. See JX-0036 at 2. Ms. Drake will testify that she expressed qualms, in response to which Mr. Lichtenstein made an unsubtle threat to unseat her, asking: “Do I need to hire a new CEO and CFO?”

As the Company’s strategic process focused on a potential acquisition by Lockheed, other discomforting conduct occurred. Lockheed insisted on an all-cash transaction, but Mr. Lichtenstein pressed for a stock-for-stock deal for the tax benefits to Steel. See Lichtenstein Dep. 167:15–24. More troublingly, Mr. Lichtenstein attempted to convince Company employees to improperly inflate management forecasts provided to Lockheed. See JX-0334 ¶ 38. The employees refused to make the changes. Id.

In December 2020, the Board unanimously approved a $4.4 billion cash merger with Lockheed (the “Merger”), which the stockholders approved early in 2021. JX-0334 ¶ 33, 35. On January 25, 2022, the Federal Trade Commission sued

11

to enjoin the Merger, JX-0314 ¶ 65, and Lockheed abandoned the transaction on February 13, JX-0348 at 1.

Throughout 2021, Ms. Drake received accounts from industry players that Mr. Lichtenstein was criticizing Lockheed and Company management, signaling a belief that the Merger would not close and indicating an intent to oust Ms. Drake if the Merger was not consummated. JX-0334 ¶¶ 39–40. Ms. Drake believed the conduct, if true, could violate covenants in the Merger agreement, was inconsistent with Mr. Lichtenstein’s duties to the Board and the Company, and violated the Company’s governance norms. See JX-0034; JX-0070; JX-107. She reported the information in writing to the Company’s General Counsel (Arjun Kampani) and the Board. Id.

IV.	The Board Initiates An Investigation Of Mr. Lichtenstein.

On September 10, 2021, the Company’s six non-management directors (the “Non-Management Directors”)—including Plaintiffs Mr. Henderson, Ms. McNiff, and Mr. Turchin—sent Mr. Lichtenstein a memorandum entitled “Guidance Related to Conduct Reported to the Company” (the “Guidance Memo”), containing the following admonishments:

As you can appreciate, conduct such as that reported risks potential violations of the [Merger Agreement]. While the Board has determined that the reported conduct has not violated Agreement, it is still not acceptable. Conversations with third parties can also implicate your fiduciary obligations to the Company . . . .

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[T]he reported conduct raises concerns that you have discussed with third parties your own plans for the executive management of the Company in the event the transaction does not close. Conversations of this nature are highly sensitive and should take place through our established corporate governance processes at the Board level. Such discussions by you with third parties could also pose more serious potential risks to the Company from an employment liability, harassment, and defamation standpoint. If you have concerns about the management of the Company, those concerns are appropriately raised to the Company’s Organization and Compensation Committee.

We trust that you will cooperate with the guidance provided in this memorandum . . . .

JX-0088 at 1. On October 6, 2021, Ms. Drake submitted another memorandum to the Board, reporting that Mr. Lichtenstein was apparently still engaging in conduct prohibited by the Guidance Memo, including engaging in an unauthorized, secretive search for a CEO to replace Ms. Drake. JX-0107. On October 7, HR Director Andreas Wagner e-mailed Mr. Lichtenstein that the Company “expect[s] that you will . . . not retaliate in any form.” JX-0111 at 1–2.3 On October 13, the Non-

[3]

Mr. Lichtenstein claimed at his deposition that he could not remember if he had the conversations reported to Ms. Drake but admitted asking at least one industry executive if he would be interested in replacing her as CEO. Lichtenstein Dep. 19:12–20:3. As discussed below, the investigation confirmed Ms. Drake’s reports and the Non-Management Directors formally reprimanded Mr. Lichtenstein. On May 18, 2022, Mr. Lichtenstein announced that an executive accepted the offer and would become the CEO if the Steel Slate is elected. https://www.businesswire.com/news/home/20220518005467/en/Aerojet-Rocketdyne-Executive-Chairman-and-Aligned-Shareholder-Warren-

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Management Directors initiated a formal investigation of Ms. Drake’s concerns, tapping Mr. Corcoran as lead director on the matter and retaining Weil, Gotshal & Manges LLP (“Weil Gotshal”) to conduct the inquiry. JX-0013 at 7–10; Lichtenstein Dep. 228:11–229:13.

V.	Mr. Lichtenstein’s Behavior Becomes Increasingly Erratic.

Mr. Lichtenstein began pressuring Ms. Drake, complaining she refused his calls to evaluate alternative strategies in the event the Merger did not close. See JX- 0334 ¶ 37. In a May 25, 2021 “Memorandum for the Record,” however, Mr. Lichtenstein wrote that contingency planning was premature:

If the Lockheed transaction is not consummated, the entire board of directors will need to evaluate the best strategies to create shareholder value . . . . It is not worth speculating on at this time what strategic direction that will ultimately take as the Lockheed transaction regulatory process likely will continue for quite some time and the business climate will undoubtedly be different at that point than it is today.

JX-0043 at 1. While manufacturing a paper record of complaints, Mr. Lichtenstein never sought Board authorization for contingency planning. Nor did he identify strategies he thought should be pursued.

Lichtenstein-Announces-Slate%E2%80%99s-Recruitment-of-Experienced-and- Qualified-CEO-Candidate.

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Mr. Lichtenstein’s demands prompted a warning from the Company’s General Counsel, Mr. Kampani. Writing to Mr. Lichtenstein on August 19, 2021, Mr. Kampani cautioned contingency planning “comes with some risk. There are important restrictions in the Merger Agreement, and we need to ensure that any contingency planning does not violate them. If we foot-fault, we could trigger termination rights for LMC or even break-up fees that might become payable down the road.” JX-0059 at 2.4

Ms. Drake took Mr. Kampani’s warning seriously, also agreeing with Mr. Lichtenstein’s purported acknowledgement that contingency planning was premature. JX-0070 at 2. Further, she was concerned executives already were overburdened by running the Company and planning for the expected integration with Lockheed. Id.

Mr. Lichtenstein peppered Ms. Drake and other executives with irregular and increasingly granular information demands, followed by caustic complaints if the information was not delivered instantly. JX-0734. In September 2021, for example, he claimed Mr. Henderson, a member of the Audit Committee (and of the Steel

[4]

Writing to stockholders recently in support of his proxy challenge, Mr. Lichtenstein advocated numerous measures. See JX-0503. At his deposition, he admitted virtually all would have been prohibited by the Merger agreement. Lichtenstein Dep. 310:19–320:18.

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Slate), complained about “a lack of transparency,” causing Mr. Henderson to disown Mr. Lichtenstein’s statement, writing: “Not sure where this came from and I am not defending comments I didn’t make.” JX-0104 at 2.

Management consistently delivered the requested information, often in reports to the full Board. JX-0734. No one questioned the right of directors to obtain information, but Mr. Lichtenstein’s irregular and incessant demands diverted management from other tasks. Mr. Lichtenstein’s confrontational tone put executives in the middle of a known dispute he had triggered with Ms. Drake, and his penchant for jumping the chain of command by making demands directly to senior executives interfered with Ms. Drake’s ability to manage her team. Ms. Drake and others could not help but wonder if Mr. Lichtenstein was seeking information he could use to attack the performance of Ms. Drake.

Unwilling to meet with Ms. Drake at the Company’s offices, which were a few miles from his home, Mr. Lichtenstein repeatedly demanded one-on-one meetings at his home or over dinner. See Lichtenstein Dep. 169:13–171:3. Ms. Drake will testify that the meetings were mostly on weekends and Mr. Lichtenstein’s tone was often disrespectful and threatening. Eventually Ms. Drake declined to interact with Mr. Lichtenstein outside the office or one-on-one. Id. at 183:9–13; JX-0055. In September 2021, Mr. Lichtenstein asked the Board to hire Quinn Emanuel Urquhart

16

& Sullivan, LLP to review Ms. Drake’s employment contract and advise whether a senior executive could be fired without Lockheed’s approval. JX-0092; JX-0102.

Meanwhile, Weil Gotshal and the Non-Management Committee (with Mr. Corcoran at its helm) continued their investigation into the allegations of misconduct by Mr. Lichtenstein.

VI.	Mr. Lichtenstein Attempts To Derail The Board’s Investigation.

In January 2022, Mr. Lichtenstein was increasingly worried the Merger would not survive antitrust review, meaning the Board would have to nominate a director slate for election in 2022, and Mr. Lichtenstein needed a Board that would back him in firing Ms. Drake, halting the investigation and giving him Board control. The misconduct investigation was coming to a close and a negative outcome would imperil his ability to remain on the Board.

Losing his Board seat would have significant economic and reputational consequences for Mr. Lichtenstein. He was highly compensated as Executive Chairman. In 2019, he received stock rights in the Company valued at $5.76 million, with an additional $3.5 million in 2020. JX-0032 at 46. In addition, he received a $3.9 million cash bonus in December 2020 because the Merger agreement would preclude the award of stock rights in 2021 without the approval of Lockheed. Lichtenstein Dep. 121:3–16. Because the Organization & Compensation Committee

17

has not met since the Merger terminated, no decision has been made about Mr. Lichtenstein’s compensation for 2022.5

By mid-January 2022, Mr. Lichtenstein attempted to force the director leading the investigation, Mr. Corcoran, off the Board, which would give directors tied to Steel a 4-3 majority. Mr. Lichtenstein called Mr. Corcoran at least twice and suggested that he resign from the Board or otherwise not seek reelection. JX-0130; JX-0334 ¶ 53. Mr. Lichtenstein decided that if the Board re-nominated Mr. Corcoran, Steel would nominate a competing slate of directors, and he began assembling his hand-picked slate. See JX-0334 ¶¶ 46, 51–52, 55.

On January 21, 2022, Mr. Corcoran wrote to Mr. Lichtenstein “in response to your calls to me last week and this week suggesting that I resign from the AJRD BOD or otherwise not seek re-election to the BOD for the upcoming term.” JX-0127. Mr. Corcoran said he intended to see the potential merger “through to conclusion,” and “to see through to completion” the investigation “regarding your

[5]

The Company’s 2021 Proxy Statement characterizes Mr. Lichtenstein as an employee. JX-0032 at 17. When the bonus was characterized as employee wages for tax purposes, Mr. Lichtenstein demanded that it be recharacterized as a payment to a consultant, which would relieve him of the obligation to pay withholding taxes. JX-0334 ¶ 31. The Company denied the demand after a lengthy debate at Company expense. Id.

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alleged conduct.” Id. While unwilling to resign, Mr. Corcoran advised he had “independently decided, for personal reasons, not to seek re-election.” Id.

Immediately after, Mr. Lichtenstein called a special meeting of the Board for Monday, January 24, 2022. JX-0128. The notice did not indicate the purpose of the meeting but in a later e-mail Mr. Lichtenstein advised it was “to discuss the slate of directors in the event that the Lockheed transaction does not occur.” JX-0132 at 2. The Company’s Corporate Governance Guidelines, however, required that nominations originate from the Corporate Governance & Nominating Committee, which was tasked to make recommendations to the Board, which had not occurred. JX-0014 §13.

Over the course of several meetings during the days that followed, Mr. Lichtenstein proposed that the Board be shrunk from eight seats to seven, and that all incumbents other than Mr. Corcoran be re-nominated. JX-0334 ¶¶ 51–52. Mr. Lichtenstein also proposed a contract between Steel and the Company that would lock in his desired slate. Id. ¶ 55. Mr. Lichtenstein told the Board he dropped Mr. Corcoran because Mr. Corcoran did not want another term, saying nothing about Mr. Lichtenstein’s suggestions that Mr. Corcoran resign. JX-0159; JX-0130; Chilton Dep. 102:5–13. Nor did Mr. Lichtenstein disclose his intent to fire Ms. Drake after the new Board was seated. Cf. JX-0159; see Lichtenstein Dep. 25:8–15; 162:20-23; 163:17-23; 164:19–21.

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Half the Board balked, objecting to Mr. Lichtenstein’s attempts to circumvent the formal nominating process. Chilton Dep. 108:1–13. The same four directors found the contract unacceptable because it would preclude the Board from removing Mr. Lichtenstein from the slate if the investigation findings warranted. See, e.g., Chilton Dep. 113:3–9 (“I eventually came to believe that Mr. Lichtenstein wanted to guarantee his position on the board regardless of the outcome of the investigation.”). In addition, counsel for the Non-Management Directors, Jeffrey Wolters of Morris, Nichols, Arsht & Tunnell LLP (“Morris Nichols”), advised that “any agreement with Steel would require approval of Lockheed.” JX-0220 at 1.

Mr. Lichtenstein continued pushing his demands. In addition to their discomfort with the process, several directors developed growing concerns Mr. Lichtenstein’s slate would result in a 4-3 majority of directors tied to Steel. Chilton Dep. 128:15–17 (recalling conclusion that plaintiffs were “trying to take control of the board”). The concerns were, in part, driven by fears Mr. Lichtenstein would use his majority to undercut the investigation into his misconduct and prevent the Board from considering the findings in evaluating his fitness to continue as a director. Id. at 113:3–9.

VII. Mr. Lichtenstein Launches An Insurgency.

The deadlock persisted. On January 28, 2022, Steel notified the Company it was nominating a seven-director slate consisting of Mr. Lichtenstein, the three other

20

Steel-affiliated directors, a friend of Mr. Lichtenstein, and two others (the “Steel Slate”). JX-0171. The Company’s Bylaws required the nominating petitions provide all information “required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies . . . in an election contest pursuant to an in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.” JX-011 § 2.3(a)(2). The notice violated the Bylaws and Plaintiffs’ duty of candor by failing to disclose Mr. Lichtenstein’s unauthorized communications regarding the Merger, his clandestine efforts to replace the Company’s CEO, his demand for a contract that would prohibit the Board from reconsidering his nomination in light of the pending misconduct investigation, and his determination to fire Ms. Drake after solidifying a Board majority. See JX-0334 ¶¶ 10, 39, 41, 59–60.

On January 31, 2022, Mr. Wolters forwarded to Mr. Lichtenstein’s counsel “resolutions that the six outside directors supported last night.” JX-0220 at 1. The resolutions adopted Mr. Lichtenstein’s demand that the Board be reduced to seven and that the incumbents other than Mr. Corcoran be re-nominated. Id. at 2–3. In addition, the draft resolutions provided what Mr. Wolters had previously described as a measure to protect the investigation of Mr. Lichtenstein’s misconduct by retaining Board “authority to reconsider the inclusion of any person on the proposed slate in light of the results of the Company’s pending investigation or any other

21

matter.” Id. at 3. Mr. Lichtenstein rejected the compromise, and the Steel-affiliated directors withdrew their support. JX-0334 ¶ 61.

On the morning of February 1, 2022, knowing a Steel Schedule 13D amendment would be filed later that day, Mr. Lichtenstein wrote to the Company’s General Counsel demanding that any press releases or other public disclosures in the Company’s name be subject to advance approval by the full Board. JX-0242. Mr. Lichtenstein admitted in his deposition that he had no authority to set policy unilaterally, Lichtenstein Dep. 300:18–301:20, and the Company’s formal delegation of authority policy documents and the delegation matrixes contained therein (the “Delegation Matrixes”) state expressly that a “Press Release” does not require Board approval, JX-0066 at 7 . Indeed, the Company routinely issues press releases without Board approval, including one just one week prior announcing termination of the Merger. JX-0146; JX-0147.

Anticipating Steel would publicize its Board slate without curing the deficiencies in the nomination petition, the non-Steel-affiliated directors worked with the Company’s counsel and other advisors to prepare a press release disclosing the nomination petition and provide some of the misleadingly omitted context. The draft release was reviewed by, among others, the Company’s General Counsel (Mr. Kampani), external counsel (Gibson, Dunn & Crutcher LLP (“Gibson Dunn”)), governance counsel to the committee of Non-Management Directors (Morris

22

Nichols), and the firm investigating Mr. Lichtenstein’s misconduct (Weil Gotshal). JX-0200. None questioned the propriety of issuing the press release and all signed off on the language. See Chilton Dep. 155:21–156:15; Corcoran Dep. 112:23–115:22; Drake Dep. 8:25–9:22; Lord Dep. 170:25–171:28.

Just after close of business on February 1, 2022, Steel amended its Schedule 13D to disclose the nomination of its slate. The Schedule 13D Amendment, which was signed by and filed on behalf of all Plaintiffs, describes the “Purpose of the Transaction,” in relevant part, as follows:

Steel Holdings, a significant stockholder of the Issuer, has been and continues to be supportive of the Issuer’s previously-announced merger with Lockheed Martin Corporation (“Lockheed”). However, in light of the recent uncertainty surrounding the prospects of the Lockheed transaction obtaining the requisite governmental approvals, Steel Holdings believes the Issuer needs to focus on ensuring that it is optimally positioned to continue the business as a standalone entity in the event the transaction is not consummated. To that end, on January 28, 2022, Steel Holdings delivered a letter to the Issuer nominating a slate of director candidates for election at the Issuer’s 2022 annual meeting of stockholders (the “Annual Meeting”) in order to preserve its rights as a stockholder in the event the Lockheed transaction does not close prior to the meeting. Steel Holdings’ slate of nominees consists of four of the current eight existing Issuer directors – Warren G. Lichtenstein (Executive Chairman), James R. Henderson, Audrey A. McNiff and Martin Turchin – and three new highly-qualified independent candidates – Aimee J. Nelson, Joanne M. Maguire and Heidi R. Wood . . . .

JX-0245 at 19. Thus, like Steel’s January 28 notice, the Schedule 13D Amendment failed to disclose material information not only about the background of the

23

solicitation and Mr. Lichtenstein’s unauthorized communications regarding the Merger, but also his future plans for the Company.

Once Plaintiffs caused the filing of the misleading Schedule 13D Amendment, the Company issued a press release on February 1, 2022 (the “Press Release”). JX-0241. The Press Release explained the Board was conducting an ongoing internal investigation into Mr. Lichtenstein under the oversight of a committee of non-executive directors, three of whom were not included in the Steel Slate. Id. at 1. The Press Release further disclosed that “Mr. Lichtenstein’s decision to cause SPHG Holdings to launch a disruptive proxy contest at this time may ultimately be driven by his personal concerns and desire to secure his board position and gain leverage in the context of the Company’s internal investigation.” Id.

On February 2, 2022, Aerojet furnished the Press Release to the SEC on Form 8-K. JX-0334 ¶ 68; JX-0277. According to established Company practice, making disclosures with the SEC on Form 8-K is a management function and, unless explicitly required by the Bylaws, management typically does not request Board approval for such disclosures. JX-0343 at 7.6

[6]

While the Delegation Matrixes suggest that “SEC Filings” require Board approval, prior Company practice supports the interpretation that routine Form 8-Ks (required following press releases) do not require Board approval. See McNiff Dep. 266:10–267:15. For example, the January 25 press release—which Mr. Lichtenstein knew had never been submitted for Board approval—also

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The Board met on February 4, 2022.7 The three directors who were neither affiliated with Steel nor employed by the Company proposed that they be designated as a special committee authorized to act on matters relating to the Steel proxy solicitation. JX-0334 ¶ 72. Mr. Lichtenstein proposed resolutions barring the Company from responding to Steel’s proxy solicitation. Id. ¶ 73; JX-0295. Despite his palpable conflict, Mr. Lichtenstein did not recuse himself and both measures failed by 4-4 votes. JX-0334 ¶ 74.

VIII. The Parties Initiate The Litigation.

On February 7, 2022, Plaintiffs filed suit seeking a declaration that the Company remain neutral in connection with the Proxy Contest and that no Company resources be spent on the Proxy Contest. On February 11, Defendants filed suit requesting the formation of a special committee (or, alternatively, appointment of a custodian) to break the deadlock, and brought claims for breach of fiduciary duty. Dkt. 1, 3, 17–21; JX-0334. On February 15, the Court heard argument on Plaintiffs’ request for a TRO, Dkt. 33, and on February 23, the Court issued a TRO granting generated a Form 8-K filing. JX-0146. While Mr. Lichtenstein did not like he phrasing of the release, he agreed it was not “unauthorized.” Lichtenstein Dep. 277:6–11.

[7]

This meeting occurred after Defendants tried to call two separate meetings on January 31 and February 2, respectively, to establish a special committee that Plaintiffs failed to attend and thus defeated a quorum. JX-0334 ¶¶ 62, 70.

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Plaintiffs a portion of the relief they sought—namely, requiring the Company to remain silent in the face of Mr. Lichtenstein’s proxy challenge, except where public disclosures or other statements were approved in advance by the Board, and forbidding Defendants from using Company funds to challenge Mr. Lichtenstein, JX-0404–05. The TRO also granted Defendants five days—until February 28, 2022—to submit their own slate of directors for the Annual Meeting. JX-0405 ¶ 3.

IX. Ms. Drake Nominates A Highly Qualified Director Slate.

After the issuance of the TRO, Ms. Drake and the other Defendants worked to assemble a slate of directors, all while carefully minding the strictures of the TRO. Certain outside advisors, such as Evercore and Gibson Dunn, offered to provide their services to Ms. Drake for free or on a contingency basis. While Defendants initially questioned their ability to assemble a competing slate without using Company funds, they ultimately were able to do so. See Corcoran Dep. 180:8–19 (“[B]ecause of her leadership and exceptional capability to perform under pressure, and respect throughout the aerospace community . . .. [Ms. Drake] was able to accomplish something that I think many of us viewed as impossible. It was a Herculean effort.”); Lord Dep. 212:3–13 (confirming that Defendants assembled their slate without violating the TRO).

On February 28, 2022, Ms. Drake delivered a letter to the Company nominating a slate of director candidates for election at the Company’s upcoming

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Annual Meeting. The slate included four incumbent independent directors—Defendants Chilton, Corcoran, Drake, and Lord—and four additional independent candidates with extensive industry experience (the “Majority Independent Slate”). JX-0469; JX-0476.

Since the February 28 letter, Ms. Drake and the other Defendants have taken pains to avoid even the appearance they are using Company resources in connection with the Proxy Contest. For example, although Ms. Drake routinely speaks with stockholders in her capacity as CEO, and while stockholders understandably are interested in hearing from her regarding the Proxy Contest and her plans for the Company, Ms. Drake has made abundantly clear that any statements she makes regarding the Proxy Contest are in her name only, and not on behalf of the Company. Drake Dep. 125:22–126:14. Similarly, though Company management (including CFO Dan Boehle) may typically join investor calls to discuss the financials of the Company, management drops off those calls before the discussion turns to the subject of the Proxy Contest. Drake Dep. 205:22–207:24.8

[8]

While Plaintiffs have noted a handful of instances in which Company management may have communicated regarding the Majority Independent Slate following issuance of the TRO, those instances are de minimis. By comparison, Mr. Lichtenstein continues demanding that senior management provide him with a wealth of non-public information about the Company, which he has used to create proxy fight letters advocating strategies his slate would pursue if elected. See, e.g., Boehle Dep. 160:25–161:5, 163:11–18. Mr. Lichtenstein testified that

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X. Continuing Board And Company Dynamics.

On April 5, 2022, Steel notified the Company it was seeking antitrust approval to purchase between $202 million and $1.01 billion of Company voting shares. JX-0540 at 1. Absent government action, Steel would have been able to purchase on May 5 enough stock to increase its stake from about 5.2% to more than 30%. The Board deadlock created by Mr. Lichtenstein’s refusal to recuse on matters in which he had a personal interest paralyzed the Board, rendering it incapable of taking a position before the federal antitrust authorities or to consider any other action that might be appropriate, such as implementing a rights plan.

On April 21, 2022, Defendants filed their Counterclaims. See JX-0565 at 69–110. On May 3, 2022, Mr. Lichtenstein’s counsel announced in Court they had previously offered a commitment not to buy additional stock before the record date, conditioned on a reciprocal commitment from Ms. Drake and the Independent Directors. JX-705.9 Defendants accepted that offer.

his information demands do not constitute a use of Company resources in furtherance of his proxy fight because “I am not disclosing nonpublic information.” Lichtenstein Dep. 324:19–325:15.

[9]

The agreement includes mutual commitments not to acquire shares between the record date and the Annual Meeting date that are accompanied by a proxy or other voting assignment, and Mr. Lichtenstein’s obligation to give five-days’ notice before increasing his holdings to more than 15%.

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Since Steel’s Proxy Contest was launched, the Company’s Chief Operating Officer and General Counsel have resigned. JX-0533; Corcoran Dep. 227:13–21. The Board, however, has been unable to agree on an Annual Meeting schedule or a record date. Compare JX-0571 (proposing an Annual Meeting date of June 21, 2022), with JX-0573 at 4 (proposing an Annual Meeting date of June 27, 2022). To resolve the issue, Defendants initiated a consent solicitation to obtain the 25% vote necessary under the Bylaws to convene a special stockholders’ meeting. JX-0567 at 2, 10. On May 16, 2022, Glass, Lewis & Co., one of the nation’s leading independent proxy voting advisory services, recommended that stockholders consent to the request of a special meeting of stockholders. JX-0706. On May 18, Institutional Shareholder Services, Inc. recommended the same. JX-0707. It expressly found that “[d]espite the executive chairman’s claims of alignment with shareholders, he has pursued a course of action that more obviously benefits his interests than those of unaffiliated investors.” Id.

At the special meeting, Defendants will submit resolutions to replace the existing Board with the Majority Independent Slate. If Mr. Lichtenstein wishes to solicit proxies in support of a competing slate, he is free to do so.

ARGUMENT

Plaintiffs’ claims fail because Defendant’s actions were properly authorized, Defendants believed reasonably and in good faith that their actions were in the best

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interests of the Company and its stockholders, Defendants have not violated the TRO and Plaintiffs’ unclean hands foreclose their requested relief.

I.	The February 1 Press Release And Related Form 8-K Were Properly Authorized.

Defendants’ actions, including the issuance of the Press Release and related Form 8-K furnished with the SEC on February 2, fall squarely within management’s well-established executive authority under established Delaware law, the Company’s internal policies (including its written delegation of authority policies and delegation matrix), and the Company’s longstanding corporate practices.

Under Delaware law, officers have the authority to act on behalf of the corporation in the ordinary course without the prior authorization of the board, whether to speak on behalf of the corporation or bind it to an enforceable contract. See In re Walt Disney Co. Deriv. Litig., 907 A.2d 693, 761 (Del. Ch. 2005) (“As a general rule, a CEO has no obligation to continuously inform the board of his actions as CEO, or to receive prior authorization for those actions.”), aff’d, 906 A.2d 27 (Del. 2006); see also id. at 761 n.490. “The general rule is that a president of a corporation is empowered to transact, without special authorization from the board of directors, all acts of an ordinary nature that are incident to the office by usage or necessity and to thus bind the corporation.” 2A William Meade Fletcher et al., Fletcher Cyclopedia of the Law of Corporations § 559 (2021); see also Canister Co.

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v. Nat’l Can. Corp., 63 F. Supp. 361, 367 (D. Del. 1945) (“The president, as a general agent of a corporation, may perform all acts of an ordinary nature which by usage are incident to the office.”).

Issuing press releases, making other statements on behalf of the Company, and furnishing information under cover of a Form 8-K are acts of an ordinary nature taken in the ordinary course by a CEO and management and therefore do not require prior authorization from the Board.

A.	The Company Did Not Require Board Approval To Issue the Press Release.

The actions taken by Defendants to issue the Press Release were not only authorized under general principles of Delaware law, but by express written Company policy regarding the authority of executives to act on behalf of the Company. According to the Company’s delegation of authority policy documents and the Delegation Matrixes, which govern the authority of the Board and various corporate officers to take certain actions, both the CEO and the General Counsel are authorized to release material information to the public in the form of press releases without prior approval from the Board. JX-0066 at 7 (Company policy document showing that Board approval is not required for “press releases”); see also id. at 9 (stating that the CEO “has the authority to conduct the ordinary business operations of the Company,” and that pursuant to that authority the CEO “has authorized senior

31

leadership of the Company,” which includes the General Counsel, “to conduct and supervise the ordinary business operations of their respective functions”).

Moreover, the Company’s Corporate Governance Guidelines explicitly provide that “[i]t is the Company’s policy that the CEO, Executive Chairman and, as appropriate, designated members of senior management speak for the Company.” JX-0018 ¶ 25 (“Board Interaction with Shareholders, the Press, Customers, etc.”). In fact, that same section explains that “Individual Directors” may only meet or communicate with interested parties “with the prior approval and authorization of the CEO and the Executive Chairman.” Id. Notably, no approval or authorization provision exists for the CEO. The Delegation Matrixes and Corporate Governance Guidelines therefore flatly contradict Plaintiffs’ contention that Defendants “have purported to take actions on behalf of the Company without Board authorization.” JX-0314 ¶ 94.

In any event, the contention that the Board’s paralysis over Steel’s proxy challenge somehow suspends corporate authority delegations has no merit. In Campbell v. Loew’s Inc., 134 A.2d 852 (Del. Ch. 1957), Chancellor Seitz considered whether a board faction that included the president acted improperly by using the corporate name and company funds to solicit proxies to remove certain directors without Board authorization. The Loew’s board, as here, was unable to act on the solicitation, although the deadlock there arose from the inability to muster a quorum.

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Id. at 862. The Court held the president’s faction “is entitled to solicit proxies, not as representing a majority of the board, but as representing those who have been and are now responsible for corporate policy and administration,” and that the president’s “faction, because it symbolizes existing policy, has sufficient status to justify the reasonable use of corporate funds to present its position to the stockholders.” Id. at 863–64. Defendants here did far less in their official capacities than the conduct upheld in Campbell. All they are alleged to have done before issuance of the TRO was retain and consult advisors on how to respond to the Steel challenge, issue a press release disclosing information relating to the challenge, and make an SEC submission attaching their disclosures. Delaware law does not prohibit such conduct.

Additionally, directly contradicting Plaintiffs’ assertion that only the full Board has the authority to make public statements in support of any candidate for election at the Annual Meeting, JX-0314 ¶¶ 29–34, the Company’s Bylaws explicitly empower the Corporate Governance & Nominating Committee to make recommendations concerning which directors should fill board seats, see JX-0011 § 2.3(a)(1)(B) (“Nominations of persons for election to the Board . . . may be made . . . by or at the direction of the Board or any committee thereof . . . .”) (emphasis added).

33

Past Company practice also flies in the face of Plaintiffs’ contention that Defendants “co-opted” the Company’s disclosure function by making SEC disclosures related to the Press Release. JX-0334 ¶ 73. Past practice provides powerful evidence of management’s implied authority to act on behalf of the Company. See Italo-Petroleum Corp. of Am. v. Hannigan, 14 A.2d 401, 406 (Del. 1940) (“Implied authority is, nevertheless, authority. Apparent authority is authority, if it be shown that the board of directors has knowingly permitted the officers of the corporation to exercise authority in the particular matters.”); see also Canister, 63 F. Supp. at 367 (looking to “course of conduct”); Fletcher, § 559 (highlighting that a president of a corporation is empowered to transact, without special authorization from the board of directors, for “acts of an ordinary nature that are incident to the office by usage”) (emphasis added).

Here, the Company’s practice is that it typically does not submit press releases for Board approval, as Defendants themselves recognize. See McNiff Dep. 266:10–267:15 (agreeing “it’s not a common practice” for press releases to be presented to the Board for approval); Chilton Dep. 163:8–25 (“[T]here have been no previous press releases brought before the board for approval . . . . That was never part of, that I recall, of any process of press releases being approved by the board.”); id. at 164:10–16 (“press releases were not something that typically came to the board”). Indeed, the current CEO has never sought authorization to issue a press release. See

34

Drake Dep. 38:12–17 (“Q. What gave you the authority to [issue the February 1 press release]? . . .. A. I have never asked for authority from the board to issue a press release.”); id. at 122:20–22 (“When we issued the press release, I didn’t need authorization to release a press release.”).

While Mr. Lichtenstein may have wanted to see the Press Release before it was issued, Board review and approval were not required, and Plaintiffs have cited no corporate policy saying otherwise. See JX-0146 (January 24, 2022 e-mail from Mr. Lichtenstein to Mr. Schumacher, et al., regarding a January 25 press release, stating “next time I would like to see [the press release] before [it is] approved” because he thought Aerojet “could have better messaging”). Mr. Lichtenstein’s demand to see any press release, see JX-0242, illustrates his essential conflict of interest—he was purporting to exercise authority in his capacity as Executive Chairman to determine the Company’s response to actions he was taking in his capacity as a stockholder, namely, proposing a Board slate to accomplish a result the Board did not approve, see Henderson Dep. 316:5–24, 317:6–13.

B.	The Company Did Not Require Board Approval To Furnish the Press Release Via Form 8-K.

Similarly, according to established Company practice, making disclosures with the SEC on Form 8-K following the issuance of a press release is a management function. Unless explicitly required by the Bylaws, management typically does not

35

request Board approval for such disclosures. Indeed, most management functions would grind to a halt if management were required to seek Board approval prior to acting. That is the very purpose of having executives and senior officers who can speak on behalf of the Company. Here, the Company’s established past practice clearly shows that management has the inherent authority to proceed with the same actions and duties without prior Board approval. Plaintiffs cannot now claim that Company management has no such authority. See, e.g., Nevins v. Bryan, 885 A.2d 233, 254 (Del. Ch. 2005) (“[W]here the conduct of a complainant, subsequent to the transaction objected to, is such as reasonably to warrant the conclusion that he has accepted or adopted it, his ratification is implied through his acquiescence.”) (citation omitted), aff’d, 884 A.2d 512 (Del. 2005) (TABLE).

Once Defendants issued the Press Release, as they believed was appropriate, necessary, and pursuant to Company practice, Regulation FD required the Form 8-K disclosure made by the Company on February 2, 2022. JX-0334 ¶ 68. Regulation FD states that when a public statement is made by a person acting on behalf of an issuer, including “senior official[s],” the company shall make a corresponding Form 8-K disclosure that includes under Item 7.01 the same relevant information contained in the public statement. 17 C.F.R §§ 243.100(a), 243.101(c)–(f). Such a disclosure was mandatory under SEC requirements and, as a merely ministerial disclosure, did not require Board approval. Unlike other required disclosures,

36

Form 8-Ks can be furnished, rather than filed, with the SEC. See 17 C.F.R. § 243.101(e) (“[A]n issuer shall make the ‘public disclosure’ of information required by § 243.100(a) by furnishing to or filing with the Commission a Form 8-K disclosing that information.”) (emphasis added) (internal citation omitted).10 Such furnishings do not require Board approval like formal quarterly and annual reports filed with the SEC.

Normal corporate practice dictates that filings that include financial statements and other detailed company information, such as Forms 10-K, 10-Q, and proxy statements for annual meetings, traditionally must receive Board approval prior to actual filing. See Chilton Dep. 189:18–19 (“I know we approved the 10-K and the 10-Q.”). But disclosures furnished under cover of Form 8-K that disclose only basic facts fall directly within the purview of Company management. Indeed, the Company CFO testified that Form 8-Ks do not require his sign-off and that he often is not even involved in the preparation or authorization of them. Boehle Dep. 108:10–19 (“Q. Well, doesn’t the company have to file a Form 8-K when it

[10]

The distinction between furnishing and filing is material in other contexts as well. Reports that are furnished to the SEC are not subject to liability for material misstatements and omissions under Section 18 of the Securities Exchange Act of 1934, whereas statements that are filed with the SEC are subject to such liability. See 15 U.S.C. § 78r(a) (imposing liability on “[a]ny person who shall make or cause to be made any statement in any application, report or document filed pursuant to this chapter”) (emphasis added).

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issues a press release like this? A. Correct. But it doesn’t need to be signed by me. There is no financials in here. Q. You are not involved in the preparation or authorization of the company’s Form 8-K filings? A. Not every one of them, no. Not if it doesn’t have financial implications. I mean, there’s been a lot of 8-Ks filed that I don’t necessarily even look at.”).

To require Board approval for a ministerial furnishing of a Form 8-K—which reports the corresponding press release—would render meaningless the Company’s past practices and policies embodying the Company’s inherent authority to issue press releases. Accordingly, the Press Release, which was furnished (not filed) under cover of Form 8-K was fully and appropriately authorized.

II.	Defendants Acted In Good Faith In Response To A Legitimate Threat To The Company.

Even if Plaintiffs were correct that established Company policy and past practice did not apply in this particular situation—where the Press Release and accompanying Form 8-K related to the stockholder franchise amidst a deadlocked Board—Plaintiffs’ claims still fail because Defendants believed reasonably and in good faith their actions were authorized and in the best interests of the Company and its stockholders, and relied reasonably and in good faith on counsels’ advice. See Cede & Co. v. Technicolor, Inc., 634 A.2d 345, 368 n.36 (Del. 1993) (considering

38

all relevant circumstances in determining whether actions taken in good faith), decision modified on reargument, 636 A.2d 956 (Del. 1994).

A.	Defendants Reasonably Believed They Had Authority To Respond To Steel’s Control Challenge.

Fiduciaries have an “unyielding fiduciary duty to protect the interests of the corporation.” Technicolor, 634 A.2d at 360. The duty includes protecting the corporation from harm “whether a threat originates from third parties or other shareholders.” Unitrin, Inc. v. Am. Gen. Corp. (In re Unitrin, Inc.), 651 A.2d 1361, 1387 (Del. 1995) (quoting Unocal Corp. v. Mesa Petroleum Co., 493 A.2d 946, 955 (Del. 1985)). The fiduciary duties owed by officers “are the same as those of directors.” Gantler v. Stephens, 965 A.2d 695, 709 (Del. 2009).

Defendants reasonably believed Mr. Lichtenstein’s proxy challenge threatened the Company and its stockholders. Over more than a year leading up to the announcement of the Steel Slate, Mr. Lichtenstein repeatedly attempted to shape fundamental corporate transactions to benefit his own interests. Violating a written directive from the Board, he pursued efforts to undercut and fire the CEO—activities that recently drew a unanimous reprimand from the six Non-Management Directors. See JX-0088. Ignoring the Company’s governance procedures, Mr. Lichtenstein demanded a slate that would excluded the director spearheading the investigation into Mr. Lichtenstein’s misconduct and would create a Board on which Steel-

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affiliated directors would hold four of seven seats. See JX-0152. When half the Board resisted, Mr. Lichtenstein nominated a slate that excluded every director who opposed his will and, if approved, would lock in Steel’s control. See JX-0171. Defendants were justifiably concerned this effort was intended scuttle the investigation into Mr. Lichtenstein’s misconduct or, at the very least, eliminate the risk he would be found unfit to stand as a Board nominee.

Under the circumstances, it was reasonable for directors and management to conclude Mr. Lichtenstein and his Proxy Contest posed a threat to the Company and its stockholders. See, e.g., Chilton Dep. 180:17–181:5 (proper to issue Press Release without consulting Plaintiffs because Defendants “were in a bind there where the answer would be no press release or edit it in such a fashion that wouldn’t put the facts out, but I think it was appropriate what we did”); Drake Dep. 41:21–25 (“I saw Mr. Lichtenstein and the other three directors as a dissident slate trying to do a hostile takeover of the company. I thought it was important to get the press release out.”); Boehle Dep. 133:21–25 (“[A]t that point in time [February 4] we felt like they were conflicted and they were acting as outside dissident directors, and I wasn’t sure that I should send confidential financial statements of the company to them.”).

Discovery in this case has confirmed Defendants’ judgment that Plaintiffs were acting to promote the interests of Steel, not the interests of the Company and its stockholders. See, e.g., McNiff Dep. 107:8–108:20 (stating her belief that Steel

40

ran its own slate because Mr. Lichtenstein “felt that Eileen was trying to force him off the board” via the investigation); Turchin Dep. 181:10–25 (stating his belief that Mr. Lichtenstein proposed his own slate to make sure he was not “unhappy with the way the [board] membership would be determined.”); PTO ¶ 56 (stipulating that the Steel Slate was motivated by Steel’s desire to “act to protect its rights”) (emphasis added).

Critically, a failure to respond to such a threat could constitute a breach of duty for “choosing not to cross” Mr. Lichtenstein. See La. Mun. Police Emps. Ret. Sys. v. Fertitta, 2009 WL 2263406, at *8 (Del. Ch. July 28, 2009) (alleged failure to protect against creeping acquisition of control by CEO/Chairman after merger fell through stated breach of duty claim).11 Defendants, who take their duties to the Company and its stockholders seriously, were justified in responding as they did.

B.	Defendants Relied Reasonably On The Advice Of Counsel.

Defendants relied reasonably and in good faith on the advice of counsel in taking the challenged actions. Courts assessing a fiduciary’s good faith consider all relevant circumstances. Technicolor, 634 A.2d at 368. A significant factor is the

[11]

It is also worth noting that the Company only issued the Press Release in response to Plaintiffs’ misleading Schedule 13D Amendment. In fact, the evidence confirms the Company hoped such step would not be needed. See JX-0200 (“Attached is what I believe to be our final form of press release. Let’s all hope it is not needed!”).

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reasonable reliance on advice from competent counsel. See Cirillo Fam. Tr. v. Moezinia, 2018 WL 3388398, at *12 (Del. Ch. July 11, 2018) (TABLE) (“[j]ustifiable reliance on outside counsel evinces good faith, not an improper dereliction of duty”), aff’d, 220 A.3d 912 (Del. 2019); see 8 Del. C. § 141(e) (directors “fully protected in relying in good faith” on advice “as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.”). Fiduciaries are protected in reasonably relying on legal advice, even if such advice is later judged to be mistaken. Busch v. Richardson, 2018 WL 5970776, at *10 n.96 (Del. Ch. Nov. 14, 2018). Such protection is warranted here.

The Company’s General Counsel, Mr. Kampani, reviewed the challenged Press Release and related SEC submission, as did outside counsel for the committee of Non-Management Directors (Morris Nichols and Weil Gotshal). None expressed reservations about Defendants’ authority to take the challenged actions.

III.	Defendants Have Not Violated The February 23 TRO.

Since the Court granted the TRO at the February 15, 2022 hearing, Defendants have made unequivocally no “statement[s] . . . on behalf of or in the name of the Company,” “take[n no] action on behalf of or in the name of the Company,” nor “use[d] or otherwise deploy[ed] Company funds or other Company resources in support of the election efforts of any candidate for election at the Annual Meeting.”

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JXT-0405 ¶ 2; JX-0565, Answer ¶¶ 8, 104, 105, 125, 129, 135, 142. All that is left, therefore, of Plaintiffs’ claim is the unsupported contention that Defendants violated the TRO by coopting the Company’s advisors or using Company “resources” in support of the Majority Independent Slate in connection with Proxy Contest. But the evidence is clear that Defendants’ counsel and advisors are working either for free or on an advancement/indemnification basis, and no work being conducted in support of the Majority Independent Slate has utilized Company resources or funds. Indeed, personal funds have been expended by a member of the Majority Independent Slate in connection with the Proxy Contest. JX-0565, Answer ¶¶ 121, 125; id., Countercl. ¶ 45. Defendants have scrupulously complied with the TRO.

A.	Defendants Had Nothing To Do With The Company’s Retention of M&F Following The TRO.

Plaintiffs may argue that Defendants improperly caused the Company to retain Morrison & Foerster LLP (“M&F”)—longtime corporate and securities counsel to the Company—as Company counsel in this action in violation of the TRO. But Defendants had no involvement with the Company’s retention of M&F.

The TRO required Gibson Dunn and Richards, Layton & Finger, P.A. (“Richards Layton”) to withdraw as Company counsel and the Company to retain independent counsel. JX-0405 ¶¶ 7–8. As Company documents make clear, on March 4, 2022, the Company’s in-house counsel notified Plaintiffs’ and Defendants’

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counsel that he “ha[d] asked the Company’s outside securities counsel, Dave Lynn at Morrison & Foerster, to reach out . . . to try to begin coordination regarding the Company’s upcoming annual meeting,” and noted specifically that the Company must comply with the TRO. JX-0701. Defendants were unaware of any outreach to M&F to serve as counsel for the Company, had no involvement with any such outreach, and do not even know if M&F was ever retained as counsel for the Company. See Drake Dep. 249:3–252:16; Chilton Dep. 246:21–247:16. Defendants simply had no involvement with M&F.

B.	Defendants’ Use Of Their Own Counsel At Gibson Dunn And Richards Layton Does Not Violate The TRO.

Plaintiffs may argue that Defendants’ post-TRO use of their counsel at Gibson Dunn and Richards Layton violated the TRO. But Gibson Dunn and Richards Layton have not acted as counsel to the Company following the issuance of the TRO, nor is either firm currently being paid in connection with the Proxy Contest and this action.

The Court’s TRO ruling required Gibson Dunn and Richards Layton to withdraw their appearances on behalf of the Company and required the Company to retain independent counsel authorized by at least five members of the Board “in connection with the Action and the Related Action.” JX-0405 ¶¶ 7–8. Concerned about leaving the Company unrepresented and unable to act in the pending

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litigations, Gibson Dunn and Richards Layton sought to confer with Plaintiffs’ counsel about the retention of neutral counsel for the Company “in connection with the Action and the Related Action.” But Plaintiffs initially refused to consent to any firm other than their preferred firm, Paul, Weiss, Rifkind, Wharton & Garrison LLP. When it became apparent that the issue of neutral counsel could not be resolved without the Court’s intervention—and after Plaintiffs accused Gibson Dunn and Richards Layton of violating the TRO by attempting to prevent a situation in which Aerojet would be unrepresented and unable to proceed pro se—Gibson Dunn and Richards Layton moved to withdraw their appearances on behalf of the Company on March 9, 2022, and obtained leave to withdraw on April 20. See Dkts. 70, 133.12

Since the Court granted the TRO, Gibson Dunn and Richards Layton have not acted on behalf of the Company and have provided no advice or legal services to the Company related to the Proxy Contest. See, e.g., Drake Dep. 108:20–24. Moreover, Gibson Dunn and Richards Layton have not received and retained any payments for their services in this matter since the hearing on the TRO, whether from the Company or otherwise. See, e.g., Lord Dep. 208:18–209:4 (“Q. Who’s covering

[12]

The Court expressed similar concerns at a March 22 hearing. See Mar. 22, 2022 Hr’g Tr. 25 (“I have not granted your motions to withdraw because I’m concerned about leaving the company unrepresented. It can’t act pro se in this court, as you know.”).

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Gibson Dunn’s costs in connection with this proxy contest? A. They are individually. They are. We understand that they’re — they’re taking the cost themselves. . . . Q. Is Richards, Layton doing the same thing? A. Same.”); Chilton Dep. 226:19-24 (“Q. Did Aerojet agree to pay all of your fees and expenses in connection with Gibson Dunn’s representation of you? A. Certainly not after the TRO.”); id. at 273:23–274:4 (“Q. Has the company made any payments to Gibson Dunn for its work in connection with this litigation? A. Not to my knowledge. Q. Has the company made any payments to anyone in connection with this litigation? Not to my knowledge.”).13 Gibson Dunn and Richards Layton have sought advancement from the Company for work defending Defendants in this lawsuit, see Drake Dep. 168:9–17, 169:3–16, which is legally permitted under the Company’s Bylaws, JX-11 at 11–13. Defendants’ indemnification and advancement rights were not altered in any way by the TRO, nor did the TRO limit the ability of the Company’s advisors to be paid for work performed on the Company’s behalf. Indeed, Plaintiffs, too, anticipate that the Company will indemnify them for their

[13]

After the Company inadvertently paid an invoice submitted by Gibson Dunn pursuant to its clients’ advancement and indemnification rights, Gibson Dunn promptly returned those funds to the Company pending a determination of Defendants’ rights to advancement.

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affirmative lawsuit. See Turchin Dep. 275:20–276:12. Nothing about the work of Gibson Dunn and Richards Layton since February 15 violates the TRO.

C.	Defendants’ Collaboration With Third-Party Advisors Does Not Violate The TRO.

Plaintiffs will argue that Defendants violated the TRO by collaborating with certain third-party advisors in connection with the Proxy Contest. Because some of those third parties had previously worked with the Company, Plaintiffs may contend that any post-TRO work with these third parties by Defendants constituted use of Company resources.

It is an untenable reading of the TRO to suggest that a third party who had a relationship with the Company at any time is an asset or resource of the Company. Plaintiffs’ argument ignores that, absent an existing contractual relationship with the Company or Plaintiffs, third party advisors—even those who have worked with the Company in the past—are free to make their own choices and are entitled to work for whomever they choose. Neither Plaintiffs nor Defendants have any prior claim over their services. Indeed, following the Court’s order granting the TRO, some advisors opted not to work for Defendants. For example, Joele Frank, a strategic communications firm that worked on the Lockheed transaction, determined it could not provide services to Defendants without an indemnity agreement from the Company, and has provided Defendants no services. See Drake Dep. 141:10–21,

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142:23–144:5. The fact that other third-party advisors, such as Evercore and Korn Ferry, opted to provide services to Defendants, and do so free of charge, is not a violation of the TRO.

Evercore, an investment banking advisory firm, was aware of the TRO and consulted with its attorneys regarding the scope of the TRO. See Anderson Dep. 71:2–22, 79:6–80:11. Ultimately, Evercore determined that providing support to Defendants during the Proxy Contest was not improper. Even so, Plaintiffs may allege that Defendants violated the TRO by working with Evercore in connection with the Proxy Contest because Evercore previously provided services to the Company during the Lockheed transaction. Evercore and the Company entered into an engagement letter on October 19, 2020, pursuant to which Evercore acted as financial advisor to the Company in connection with the Lockheed transaction. See JX-0027. By its own terms, the engagement letter terminated after 15 months. Id. Therefore, by January 19, 2022, the engagement had terminated and the Company did not enter into any other engagement letters with Evercore. Id.; Drake Dep. 176:9–17; Anderson Dep. 46:21–47:7. From that point onward, Evercore was free to do as it would.

In January 2022, after Evercore’s engagement letter with the Company had terminated, Evercore learned about the Steel Slate and decided to reach out Ms. Drake. See JX-0227. Bill Anderson at Evercore, who specializes in advising

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companies on proxy matters, was tasked with providing assistance. Id.; Anderson Dep. 46:21–47:7. After the TRO ruling, Evercore continued to provide assistance to Ms. Drake at no cost. See Drake Dep. 117:4–16; Anderson Dep. 84:7–16. Evercore has not been paid for its services to Ms. Drake either by Defendants or the Company.

Plaintiffs may also allege that Defendants violated the TRO by working with Korn Ferry, an executive and director search firm, in connection with putting together the Majority Independent Slate because Korn Ferry previously provided services to the Company. However, there is no engagement letter between Korn Ferry and the Company that would prevent Korn Ferry from aiding Defendants, Korn Ferry has not billed the Company in connection with any work performed in connection with the Majority Independent Slate, and Korn Ferry has provided its services to Defendants free of charge. See Drake Dep. 150:2–168:7. Plaintiffs’ argument that Defendants violated the TRO with respect to Korn Ferry appears motivated by Korn Ferry’s unwillingness to help Steel hire a new general counsel. Lichtenstein Dep. 79:14–80:5.14

[14]	Korn Ferry advised Steel it declined the engagement for business reasons, not because it perceived a conflict of interest. JX-497.

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There is nothing in the language of the TRO that suggests it is violated by a third party providing assistance to Defendants simply because that third party previously provided unrelated and now-terminated services to the Company. Indeed, in granting a TRO, “the court must be alert to the legitimate interests of the public or innocent third parties whose property rights or other legitimate interests might be affected by the issuance of the remedy.” See In re RJR Nabisco, Inc. S’holders Litig., 1989 WL 7036, at *12 (Del. Ch. Jan. 31, 1989). Certainly, the third parties providing advice to Defendants free of charge are not the “resources” contemplated by the TRO, which this Court found “is and must be narrow” and their services cannot be considered a violation of the TRO, let alone a meaningful one.

D.	Defendants’ Have Not Used Any Company Resources In Violation Of The TRO.

Plaintiffs will further contend that Defendants violated the TRO by using “Company resources,” including receiving assistance in the Proxy Contest from Company management, utilizing Company e-mail and systems, and working to support Defendants in the Proxy Contest while “on the clock” and “during the workday.” But Ms. Drake and Company personnel who support the Majority Independent Slate in their personal capacities as stockholders have been careful only

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to use their personal time and resources when working on the Proxy Contest and, as noted above, the Company has expended no funds in support of Defendants.

Plaintiffs may argue that Defendants violated the TRO when Ms. Drake asked the Company for administrative help transferring her Aerojet shares to Computershare, a stock transfer company, in connection with preparing the Majority Independent Slate. In order to nominate the Majority Independent Slate, Ms. Drake had to transfer 100 shares in the Company that she held from her brokerage account to a Computershare account so they would be reflected as record shares. See Drake Dep. 232:21–233:5. In the process of attempting to do so, Ms. Drake discovered that she had been locked out of her Computershare account, which had been set up when she became an employee of the Company and had not been used since, due to inactivity. See, e.g., id. 241:17–21. In order to reset the password and unlock the account, Ms. Drake was first told by Computershare that someone from the Company would need to help because it was a Company account. JX-437 at 5. Company employees simply provided ministerial assistance of a type they would have given any employee, but it was ultimately Ms. Drake’s personal broker who facilitated the transaction and conducted the share transfer. Id. at 13. The purely ministerial act of unlocking an employee’s Computershare account was not a use of Company resources by Defendants in violation of the TRO.

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Plaintiffs may also argue that Defendants violated the TRO by enlisting the assistance of Company personnel, including management, in support of the Majority Independent Slate. Not so. Plaintiffs ignore that any work that Ms. Drake or other Company employees have conducted on the Proxy Contest has been in their personal, individual capacities as stockholders—not as employees or representatives of the Company—and they have taken steps to make that clear and avoid any confusion.

Ms. Drake has made plain that she divides her time, conducting work on the Proxy Contest for many hours a day, generally at night, and balances it with her role as CEO. Drake Dep. 210:11–25. While a stockholder may reach out to her at any time, id. at 127:16–21, Ms. Drake has “a separate email and separate phone number now for shareholder communications,” id. at 127:5–6. She only conducts work on the Proxy Contest in her personal capacity as a stockholder and, in calls with other stockholders, makes clear when she is speaking in her capacity as CEO and when she is speaking in her personal, individual stockholder capacity. E.g., id. at 126:1– 22. Ms. Drake does not affirmatively raise the Proxy Contest in calls with stockholders, but responds to their inquiries when raised and only in her personal capacity. Id. at 127:22–128:12. Ms. Drake is not relying on the Company’s management team for assistance in the Proxy Contest, nor is she aware of anyone besides herself on the management team discussing the Proxy Contest with

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stockholders. See id. at 119:18–120:1, 128:13–129:3. Indeed, when the Proxy Contest comes up in meetings or conversations, particularly with stockholders, Ms. Drake directs Company management to leave the room and not participate and has instructed management that any conversations with stockholders regarding the Proxy Contest are to be led by her. See, e.g., id. 191:9–13, 206:25–207:3, 222:3–223:9; JX-0511.

Likewise, members of Company management, such as Mr. Boehle, the Company’s CFO, who have conducted work related to the Proxy Contest have done so in their personal, individual capacities. They conduct this work on their personal time, using their personal e-mail addresses, when possible, and tend to work on such matters after work hours. See, e.g., Boehle Dep. 199:16–17, 215:18–21, 220:8–222:19.

Plaintiffs may attempt to play a “gotcha” game by contending that the use of Company e-mail addresses for Proxy Contest-related communications by Ms. Drake and Company employees, and communications conducted during “business hours,” constitute use of “Company resources” in violation of the TRO. But no member of Company management “punch[es] a clock,” Boehle Dep. 215:15, so the insinuation that that any personal, individual time spent on the Proxy Contest must occur within the strictures of the traditional workday is a non sequitur, see, e.g., id. 210:2–8, 215:7–10, 220:24–221:8. As noted above, Ms. Drake and Mr. Boehle utilize

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personal e-mail addresses for Proxy Contest-related communications in their individual capacities when possible, but the fast-paced nature of their employment coupled with the demands of the Proxy Contest do not make this feasible in every instance. Regardless, Ms. Drake is always clear as to when she is speaking in her personal, individual capacity, rather than as CEO.15

Plaintiffs themselves have inundated Company management with requests for nonpublic information via phone calls, text messages, and e-mails in support of the Steel Slate, rendering any assertion about Defendants hypocritical. See, e.g., Boehle Dep. 160:25–161:5, 163:11–18; see also JX-0702 (e-mail from Mr. Lichtenstein to Mr. Turchin writing, “[l]et’s draft a note to [John Schumacher] and the board including this email and saying to js I guess you missed this one”); JX-0704 (e-mail from C. Turchin to J. Schumacher requesting information for upcoming Space Symposium). Moreover, Mr. Lichtenstein testified that his own information demands to Company management do not constitute a use of Company resources in furtherance of his proxy fight because “I am not disclosing nonpublic information.”

[15]

Plaintiffs’ claim that Defendants’ actions have disrupted the Company and used Company time and resources is belied by the fact that their decision to abandon or suspend this litigation (even in the face of an offer of judgment by Defendants) has been far more disruptive to Company time. For example, the time that Mr. Boehle spent drafting the handful of e-mails in late February and early March on which Plaintiffs place such reliance is dwarfed by the time Mr. Boehle was required to spend preparing for and sitting for a deposition.

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Lichtenstein Dep. 324:19–325:15. Plaintiffs cannot have one standard apply to Defendants and another to themselves.

E.	Defendants Should Not Be Held In Contempt For Any Purported Violations Of The TRO.

Plaintiffs may seek to hold Defendants in contempt for these purported violations. Whether a party should be held in contempt is a discretionary matter for the Court. See Dickerson v. Castle, 1991 WL 208467, at *3 (Del. Ch. Oct. 15, 1991). The violation “must not be a mere technical one, but must constitute a failure to obey the Court in a meaningful way.” Id. at *4 (internal quotation omitted). Even where there has been a violation, the Court will consider good faith efforts to comply with the order or to remedy the consequences of noncompliance. Id. This Court has also noted in considering a motion for contempt that “the Court must be satisfied that there was an ‘element of willfulness or conscious disregard of a court order.’” Mitchell Lane Publ’rs., Inc. v. Rasemas, 2014 WL 4804792, at *2 (Del. Ch. Sept. 26, 2014) (quoting Gallagher v. Long, 940 A.2d 945 (Del. 2007) (TABLE)). Moreover, “[a] cardinal requirement for any adjudication of contempt is that the order allegedly violated give clear notice of the conduct being proscribed.” Mother African Union First Colored Methodist Protestant Church v. Conf. of African Union First Colored Methodist Protestant Church, 1992 WL 83518 at *9 (Del. Ch., Apr. 22, 1992), aff’d, 633 A.2d 369 (Del. 1993) (TABLE) (citations omitted). Defendants

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have not violated the TRO and have made good faith efforts to comply with it. Contempt is inappropriate.

IV.	Plaintiffs’ Unclean Hands Foreclose Their Requested Relief.

The evidence will show Plaintiffs’ conduct is rife with dishonesty, abuse of authority and inequitable conduct. As a result, Plaintiffs come to the Court with unclean hands and are not entitled to equitable relief, particularly in light of Defendants’ good faith conduct.

The unclean hands doctrine is “a shield from the potentially entangling misdeeds of the litigants in any given case,” and warrants a refusal “to consider requests for equitable relief in circumstances where the litigant’s own acts offend the very sense of equity to which [the litigant] appeals.” Nakahara v. NS 1991 Am. Tr., 718 A.2d 518, 522 (Del. Ch. 1998); RBC Cap. Mkts., LLC v. Jervis, 129 A.3d 816, 876 (Del. 2015) (court has broad discretion applying doctrine). The doctrine applies where the movant’s inequitable conduct has “an immediate and necessary relation to the claims under which relief is sought.” Nakahara, 718 A.2d at 523 (citation and internal quotation marks omitted). In making this determination, courts “examine the particular transactions and circumstances involved . . . which are alleged to taint [the subject of the suit].” Id. at 523–24 (alterations in original) (quoting Johnson v. Yellow Cab Co., 321 U.S. 383, 387–88 (1944)).

Defendants will prove several instances of improper conduct by

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Mr. Lichtenstein, abetted by the Steel-affiliated directors who joined his slate. This includes:

•

In 2021, Mr. Lichtenstein unilaterally decided to oust Ms. Drake as CEO if the Lockheed Merger did not close. He never discussed his plan with the Board and never sought authority to replace her. In direct contravention of the Guidance Memo, he continued to denigrate the Company’s management in discussions with industry players and solicited replacements for the CEO. That conduct resulted in a determination that Mr. Lichtenstein violated duties owed to the Company and earned him a reprimand from the Non-Management Directors.

•

No later than mid-January 2022, Mr. Lichtenstein sought the resignation of Mr. Corcoran as a director and insisted that he not run for reelection. Achieving that result would eliminate the director heading the investigation into Mr. Lichtenstein’s misconduct. It also would deliver a 4-3 Board majority to Mr. Lichtenstein and the directors affiliated with Steel.

•

In violation of procedures mandated by the New York Stock Exchange and incorporated in the Company’s governance policies, Mr. Lichtenstein demanded that the Board nominate a slate of directors without a recommendation of the Corporate Governance & Nominating Committee. Mr. Lichtenstein misleadingly told the Board he excluded Mr. Corcoran solely because he did not want to serve another term, concealing Mr. Lichtenstein’s pressure on Mr. Corcoran to withdraw.

•

Mr. Lichtenstein demanded the Board irrevocably commit to provide him a Board seat, regardless of whether the as-yet-undelivered report on his misconduct raised questions about his fitness to serve. Mr. Lichtenstein presented the Board with an ultimatum: sign an agreement with Steel or risk a proxy contest. Despite the fact that Mr. Lichtenstein had a clear conflict of interest with respect to the Steel letter agreement, Mr. Lichtenstein failed to recuse himself. When Defendants (who should have comprised a majority of the Board had Mr. Lichtenstein properly recused himself) refused, Steel nominated a

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slate that included the four directors who supported Mr. Lichtenstein’s demands and excluded the four who stood in his way.

•

Mr. Lichtenstein has a clear conflict of interest regarding the Steel proxy solicitation because a victory will deliver control to him and guarantee continuation of his lucrative compensation as Executive Chairman. Nevertheless, he continues to refuse to recuse on votes relating to Steel—even its announced (and abandoned) plan to increase its voting stock ownership from 5% to up to 30%—enabling Plaintiffs to deadlock the Board and prevent it from fulfilling its fundamental role of responding to bids to seize control.

As noted, the six Non-Management Directors, including three of the Plaintiffs, determined Mr. Lichtenstein violated corporate policies and directives and gave him a formal reprimand. By providing misleading and incomplete information to directors as part of his effort to gain acquiescence for his Steel-dominated Board slate, he also violated duties of candor owed to the Board and to Company stockholders. See City of Fort Myers Gen. Emps. Pension Fund v. Haley, 235 A.3d 702, 720 (Del. 2020) (applying “the basic principle that ‘directors have an “unremitting obligation” to deal candidly with their fellow directors’”); Mills Acquisition Co. v. Macmillan, Inc., 559 A.2d 1261, 1283 (Del. 1989) (directors have a “rigorous affirmative duty of disclosure” to fellow directors); OptimisCorp v. Waite, 2015 WL 5147038, at *72 (Del. Ch. Aug. 26, 2015) (director defendants breached duties of loyalty and candor by failing “to deal candidly with their fellow directors”), aff’d, 137 A.3d 970 (Del. 2016) (TABLE).

Mr. Lichtenstein’s refusal to recuse himself on matters relating to the Steel

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proxy challenge, creating a deadlock, is a further violation of his duties. Delaware Courts have long made it clear that “directors who have a conflict of interest relating to a proposed transaction should totally abstain from participating in the board’s consideration of that transaction.” In re Tri-Star Pictures Litig., Inc., 1995 WL 106520, at *3 (Del. Ch. Mar. 9, 1995); see In re Walt Disney, 907 A.2d at 758 (no fiduciary breach where interested director “[did] not improperly interject[] himself into the corporation’s decisionmaking process”). The fact that Mr. Lichtenstein used negative power to paralyze the Board, rather than majority power to force through a self-interested measure, is of no moment. Directors violate their fiduciary duties through self-interested actions to deprive boards of options by blocking action. See Basho Techs. Holdco B, LLC v. Georgetown Basho Inv’rs, LLC, 2018 WL 3326693, at *38 (Del. Ch. July 6, 2018) (self-dealing transaction invalidated where fiduciaries blocked alternatives and “created a scenario in which the Company had no other options”), aff’d sub nom. Davenport v. Basho Techs. Holdco B, LLC, 221 A.3d 100 (Del. 2019) (TABLE).

The conduct challenged by Plaintiffs was a direct response to Plaintiffs’ own inequitable acts. The relief sought by Plaintiffs relates directly to that response and must therefore be denied.

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CONCLUSION

For the reasons described above, Defendants request the Court enter an order denying Plaintiffs any relief.

/s/ Raymond J. DiCamillo
OF COUNSEL:	Raymond J. DiCamillo (#3188)
Kevin M. Gallagher (#5337)
Mark A. Kirsch	Daniel E. Kaprow (#6295)
Adam H. Offenhartz	Caroline M. McDonough (#6870)
GIBSON, DUNN & CRUTCHER LLP	RICHARDS, LAYTON & FINGER, P.A.
200 Park Avenue	920 North King Street
New York, New York 10166	Wilmington, Delaware 19801
(212) 351-4000	(302) 651-7700

Colin B. Davis
GIBSON, DUNN & CRUTCHER LLP	David J. Margules (# 2254)
3161 Michelson Drive	Brittany M. Giusini (#6034)
Irvine, California 92612	BALLARD SPAHR LLP
(949) 451-3800	919 N Market St., 11th Floor
Wilmington, Delaware 19801
Terence M. Grugan	(302) 252-4465
BALLARD SPAHR LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania 19103-7599
(215) 665-8500	Counsel for Defendants General Kevin P. Chilton, Thomas A. Corcoran, Eileen P. Drake, and General Lance W. Lord
Dated: May 18, 2022
Word Count: 13,993

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